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                                                                    EXHIBIT 10.1

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                               CREDIT AGREEMENT

                                     Among

                                 THE LENDERS,

                WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION,

                   as Administrative Agent and Co-Arranger,

                        BANC ONE CAPITAL MARKETS, INC.,

                     as Co-Arranger and Syndication Agent,

                                      and

                         FRIEDE GOLDMAN HALTER, INC.,

                                  as Borrower

                         Dated as of November 3, 1999


















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                                 TABLE OF CONTENTS

Section 1.    Definitions..............................................    1
        1.1   Certain Definitions......................................    1
        1.2   Accounting Terms.........................................   13

Section 2..............................................................   13
        2.1   Revolving Credit Facility................................   13
        2.2   Borrowing Base...........................................   14
        2.3   LC Facility..............................................   15
        2.4   Counter Indemnity........................................   15
        2.5   Drawings Under Letters of Credit.........................   15
        2.6   Variations...............................................   15
        2.7   Security.................................................   16
        2.8   Certificates.............................................   16

Section 3.    The Notes................................................   16

Section 4.    Manner of Drawdown and Issuance of Letters of Credit.....   16
        4.1   Manner of Drawdown or Issuance...........................   16
        4.2   Disbursement of Funds....................................   17
        4.3   Failure to Borrow; Delay.................................   17

Section 5.    Interest.................................................   17
        5.1   Rate of Interest.........................................   17
        5.2   Payment of Interest......................................   18
        5.3   Conversion of LIBOR Advance to Base Rate Advance.........   18
        5.4   Overdue Payment of Principal and Interest................   18
        5.5   Compliance with Law......................................   18

Section 6.    Loan Payments............................................   19
        6.1   Payments on Non-Business Days............................   19
        6.2   Repayment of Revolving Credit Facility...................   19
        6.3   Payment Procedure........................................   20
        6.4   Net Payments.............................................   20
        6.5   Rights of Set-off........................................   20
        6.6   Changes in Circumstances.................................   21
        6.7   Unavailability of Dollars................................   22
        6.8   Lockbox..................................................   23
        6.9   Tax Treaty...............................................   23

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Section 7.    Security.................................................   24
        7.1   Security Agreement, Mortgage  and Pledge.................   24
        7.2   Guaranty.................................................   24
        7.3   Lockbox Agreement........................................   24
        7.4   Further Assurances.......................................   24

Section 8.    Conditions Precedent.....................................   24
        8.1   Documents Required as Conditions Precedent to the
               Drawdown of the First Advance...........................   24
        8.2   Additional Conditions Precedent to All Advances and
               Letters of Credit.......................................   27
        8.3   Waiver of Conditions Precedent...........................   28

Section 9.    Fees and Expenses........................................   28
        9.1   Fees.....................................................   28
        9.2   Expenses.................................................   28
        9.3   General Indemnity........................................   29
        9.4   Survival.................................................   30

Section 10.   Representations and Warranties of Borrower...............   30
       10.1   Due Incorporation, Qualification, Etc....................   30
       10.2   Capacity.................................................   30
       10.3   Authority and Enforceability.............................   30
       10.4   Governmental Approvals...................................   31
       10.5   Compliance with Other Instruments........................   31
       10.6   Financial Statements.....................................   31
       10.7   Material Adverse Events..................................   32
       10.8   Litigation, Etc..........................................   32
       10.9   Principal Place of Business..............................   32
       10.10  Patent and Other Rights..................................   32
       10.11  Taxes....................................................   32
       10.12  Employee Retirement Income Security Act of 1974..........   33
       10.13  Investment Company Act of 1940...........................   33
       10.14  Environmental Compliance.................................   33
       10.15  Indebtedness.............................................   34

Section 11.   Affirmative Covenants of the Borrower....................   34
       11.1   Financial Statements, Reports and Inspection.............   34
       11.2   Insurance................................................   36
       11.3   Other Debt...............................................   36
       11.4   Maintenance of Existence; Conduct of Business............   36

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       11.5   Financial Records........................................   36
       11.6   Environmental Compliance.................................   37
       11.7   Environmental Notifications..............................   37
       11.8   Environmental Indemnification............................   38
       11.9   Year 2000 Compliance.....................................   38

Section 12.   Negative Covenants of Borrower...........................   39
       12.1   Liens....................................................   39
       12.2   Line of Business.........................................   41
       12.3   Consolidation, Merger, Etc...............................   41
       12.4   Modification of Agreements...............................   41
       12.5   Indebtedness.............................................   41
       12.6   Reportable Event.........................................   41
       12.7   Change of Legal Structure................................   41
       12.8   Change of Place of Business..............................   42
       12.9   Subsidiaries.............................................   42
       12.10  Sale of Fixed Assets or Accounts.........................   42
       12.11  Leverage Ratio...........................................   42
       12.12  Fixed Charge Coverage Ratio..............................   42
       12.13  Net Worth................................................   42
       12.14  Compliance with Federal Reserve Board Regulations........   42
       12.15  Loans and Investments....................................   43
       12.16  Contracts with Affiliates................................   43
       12.17  Dividends................................................   44
       12.18  Fiscal Years.............................................   44

Section 13.   Events of Default........................................   44
       13.1   Events...................................................   44

Section 14.   The Agent................................................   46
       14.1   Appointment and Duties of Agent..........................   46
       14.2   Discretion and Liability of Agent........................   47
       14.3   Event of Default.........................................   47
       14.4   Consultation.............................................   47
       14.5   Communications to and from Agent.........................   48
       14.6   Limitations of Agency....................................   48
       14.7   No Representations or Warranty...........................   48
       14.8   Lender Credit Decision...................................   48
       14.9   Indemnity................................................   49
       14.10  Resignation..............................................   49
       14.11  Distribution.............................................   49

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       14.12  Limitation of Suits......................................   49
       14.13  Right of Setoff..........................................   49

Section 15.   Miscellaneous............................................   50
       15.1   Entire Agreement.........................................   50
       15.2   No Waiver................................................   50
       15.3   Survival.................................................   50
       15.4   Notices..................................................   50
       15.5   Termination..............................................   51
       15.6   Severability of Provisions...............................   51
       15.7   Successors and Assigns...................................   51
       15.8   Assignment and Participation.............................   51
       15.9   Counterparts.............................................   52
       15.10  Jurisdiction.............................................   52
       15.11  Choice of Law............................................   53
       15.12  Waiver of Jury Trial.....................................   53
       15.13  Amendment and Waiver.....................................   53
       15.14  No Oral Agreements.......................................   54
       15.15  Headings, Etc............................................   54
       15.16  Taxes....................................................   54
       15.17  Controlling Agreement....................................   54


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Exhibit A-1    - Form of Promissory Note
Exhibit A-2    - Form of Swing Note
Exhibit B      - Request for Borrowing
Exhibit C      - Request for Letter of Credit
Exhibit D      - Borrowing Base Report
Exhibit E      - Form of Letter of Credit
Exhibit F      - Continuation/Conversion Notice
Exhibit G      - Form of Assignment and Acceptance

Schedule 1     - Lenders
Schedule 2     - Vessels
Schedule 3     - Indebtedness Paid at Closing
Schedule 4     - Guarantors
Schedule 5     - Existing Letters of Credit
Schedule 6     - Real Property
Schedule 10.8  - Litigation
Schedule 12.1  - Existing Liens
Schedule 12.5  - Existing Indebtedness
Schedule 12.15 - Investments

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                              CREDIT AGREEMENT

     THIS CREDIT AGREEMENT dated as of November 3, 1999 (the "Credit Agreement"), is among Friede Goldman Halter, Inc., a corporation organized and existing under the laws of the State of Mississippi (the "Borrower"), the financial institutions from time to time party hereto (the "Lenders"), Wells Fargo Bank (Texas), National Association, a national banking association, as Administrative Agent and Co-Arranger (the "Agent"), and Bank One Capital Markets, Inc., as Co-Arranger and Syndication Agent.

                                 W I T N E S S E T H:

     WHEREAS, the Lenders wish to make available to the Borrower a senior secured revolving credit facility available to the Borrower in a principal amount of up to One Hundred Twenty Million United States Dollars (USD 120,000,000) and to make a senior secured letter of credit facility available to the Borrower in a principal amount of up to Forty-Four Million Two Hundred Eighteen Thousand Two Hundred Fifty United States Dollars (USD 44,218,250) to repay existing debt of the Borrower, to replace certain existing letters of credit, to provide additional letter of credit capacity and to provide working capital for the Borrower; and

     NOW, THEREFORE, in consideration of the above recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.  Definitions.

     1.1 Certain Definitions. As used herein, the following terms shall have the following respective meanings:

     "Acquisition" shall mean any transaction or series of transactions by which the Borrower or any Guarantor acquires (x) any or all of the stock or other securities of any class of any Person (other than Cash Equivalents) or (y) a substantial portion of the assets, or a division or line of business of any Person.

     "Adjusted Commitment" means, as the context may require, either the Revolving Loan Commitment or the LC Commitment as reduced from time to time in accordance with Sections 2.1(b), 2.1(d) or 2.3(c), respectively, of this Credit Agreement.

     "Advance" means a Base Rate Advance or a LIBOR Advance (including a Swing Line Advance).

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     "Affiliate" of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person and
(ii) any director or officer of such first Person or of any Person referred to in clause (i) above. For the purposes of this definition "control" of any Person includes (a) with respect to any corporation or other Person having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote, directly or indirectly shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or beneficial interest in any other entity and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

     "Applicable Commitment Fee Percentage" shall mean, from the date of the execution of this Agreement through the Maturity Date, the applicable percentage per annum set forth below in the column entitled "Commitment Fee" for the applicable period set forth below on the average daily amount by which the Commitment exceeds an amount equal to the sum of outstanding Advances and the face amount (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit) of outstanding Tranche A and Tranche B Letters of Credit.



                              Period                       Commitment Fee
                             --------                      --------------
Level I:   When the Borrower's Leverage Ratio is less
           than 1.5 to 1.0                                       0.50%

Level II:  When the Borrower's Leverage Ratio is
           greater than or equal to 1.5 to 1.0                   0.75%

     Notwithstanding the foregoing table, the initial Applicable Commitment Fee Percentage shall be 0.75%, from the date hereof until the earlier of (a) December 31, 2000 and (b) the Voluntary Step Down Date. Any change in the Applicable Commitment Fee Percentage shall be effective on the date the applicable certificate described in Section 11.1(c) is due hereunder.

     "Applicable Margin Amount" shall mean, at any time with respect to all Advances, the basis points corresponding to the type of Advance and Borrower's Leverage Ratio as set forth in the table below.

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                                                     Applicable Margin
                                                      (basis points)
                                                  -----------------------
                               Borrower's          LIBOR        Base Rate
                             Leverage Ratio       Margin          Margin
                             --------------       ------        ---------
Level I:                     less than 1.0         137.5           25.0

Level II:                   3/1.00 to 1.50         175.0           50.0

Level III:                  3/1.50 to 2.00         212.5           75.0

Level IV:                   3/2.00 to 2.50         250.0          100.0

Level V:                    3/2.50                 275.0          125.0

     Notwithstanding the foregoing table, the initial Applicable Margin Amount for LIBOR Advances shall be 275 basis points and for Base Rate Advances shall be 125 basis points, from the date hereof until the earlier of (a) December 31, 2000 and (b) the Voluntary Step Down Date. Any change in the Applicable Margin shall be effective on the date the applicable certificate described in Section 11.1(c) is due hereunder.

     "Asset Sale" means the sale of any fixed assets, excluding sales in the ordinary course of business in any calendar year, in a single transaction or a series of related transactions, provided that such transaction or series of transactions results in the receipt of Net Proceeds in excess of USD 2,500,000 per calendar year. Notwithstanding the foregoing, the following transactions will be deemed not to be Asset Sales: (A) a sale of assets by the Borrower to a Guarantor or by a Guarantor to the Borrower or to another Guarantor; (B) any trade or exchange by the Borrower or any Guarantor of equipment or other assets for equipment or other assets owned or held by another Person, provided that the fair market value of the assets traded or exchanged by the Borrower or such Guarantor (together with any cash or Cash Equivalents) is reasonably equivalent to the fair market value of the assets (together with any cash or Cash Equivalents) to be received by the Borrower or such Guarantor and (C) a sale of assets which are promptly replaced thereafter by assets of a similar type and value.

     "Base Rate" means the sum of (a) on any day the higher of (i) the Prime Rate in effect on that day, and (ii) the Federal Funds Rate in effect on that day, plus (b) one-half of one percent (0.5%); provided that from the period December 15, 1999 through January 31, 2000, the margin added to the Federal Funds Rate for purposes of calculating the Base Rate shall be one and one-half percent (1.5%).

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     "Base Rate Advance" means an Advance as to which the Borrower has selected the Base Rate to determine the interest rate or as to which the Base Rate has been applied pursuant to Section 5.3(b) below.

     "Borrowing Base" means at any time an aggregate amount equal to the sum (without duplication) of (a) eighty percent (80%) of the face value of Eligible Accounts, (b) fifty percent (50%) of Eligible Inventory and (c) thirty percent (30%) of Net Investment in Work in Process; provided that no more than thirty percent (30%) of the Borrowing Base shall consist of the aggregate of the amounts set forth in subparagraphs (b) and (c) of this definition.

     "Borrowing Base Report" means the Borrowing Base Report of the Borrower substantially in the form of Exhibit D attached hereto.

     "Breakage Cost" means any amount reasonably necessary to compensate the Lender for actual costs or expenses incurred by the Lenders in connection with the payment or acceleration of any LIBOR Advance (other than a Swing Line Loan) , in whole or in part, whether voluntarily or involuntarily, on a date which is not the last date of the then applicable Interest Period for the portion of any LIBOR Advance (other than a Swing Line Loan) being paid, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties.

     "Business Day" means any day on which commercial banks are open for business in San Francisco, California, Houston, Texas and London, England.

     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits (including Eurodollar time deposits) and certificates of deposit of any bank meeting the qualifications specified in clause (iv) below with maturities of not more than 90 days from the date of acquisition, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) entered into with any bank meeting the qualifications specified in clause (iv) below, (iv) commercial paper issued by the parent corporation of any bank referred to in this clause (iv) or any commercial bank of recognized standing having capital and surplus in excess of USD 300,000,000 and commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investor Services, Inc., and in each case maturing within 90 days after the date of acquisition, (v) remarketed certificates of participation issued through any bank meeting the qualifications specified in clause (iv) above rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investor Services, Inc. and maturing within 90 days after the date of acquisition; and (vi) investments by the Borrower in money market funds approved by the Agent; provided that the investment guidelines

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for such funds have not changed in any material respect from those in effect on the date of this Credit Agreement or the date of approval, as the case may be.

     "Change of Control" means the occurrence of one or more of the following events: (i) the Borrower shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding shares of capital stock (measured by ordinary voting power) of any Guarantor; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (iii) the approval by the holders of the capital stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower; or (iv) the replacement of a majority of the Board of Directors of the Borrower over a two year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period of whose election as a member of such Board of Directors was previously so approved.

     "Closing Date" means the date on which the first Advance hereunder is made.

     "Commitment" means a maximum of USD 164,218,250 as it may be reduced from time to time pursuant to the provisions of this Credit Agreement.

     "Commitment Percentage" means each Lender's portion of the Commitment as shown opposite its name on Schedule 1 to this Credit Agreement.

     "Confidential Information Memorandum" means the information and materials provided in the Confidential Information Memorandum dated October 5, 1999 and distributed to each Lender.

     "Controlled Group" means a "controlled group of corporations" as defined in
Section 1563(a) of the Internal Revenue Code of 1986, as amended, determined without regard to Section 1563(a)(4) and (e) (3) (C) of such Code, of which Borrower or any Guarantor is a part.

     "Dollar Equivalent" means on any date the equivalent amount in United States Dollars of an amount expressed in an Offshore Currency as determined by the Agent on such date on the basis of the Rate of Exchange on the last Business Day of the most recent month.

     "Dollars" and the sign "USD" mean lawful money of the United States of America.

     "Drawdown Date" means the date upon which an Advance is made or a Letter of Credit is issued.

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

     "EBITDA" means, for any period, the consolidated earnings of the Borrower during such period from continuing operations, before (i) gains or losses on sales of assets (to the extent such gains or losses are included in earnings from continuing operations), (ii) extraordinary items, as determined under GAAP,
(iii) federal, state, foreign and local income taxes, (iv) Interest Expense, and
(v) depreciation and amortization; provided, however, that following an acquisition by the Borrower (including the acquisition of Halter Marine Group, Inc.) or any of its subsidiaries, the calculation of EBITDA for the fiscal quarter in which such acquisition occurred and each of the three fiscal quarters immediately following such acquisition shall be made with reference to the historical financial results of the Person, business, division or group of assets acquired in such acquisition and the Borrower and its subsidiaries for the applicable four quarter period (the "Test Period") after giving effect on a pro forma basis to such acquisition and assuming that such acquisition had been consummated at the beginning of the Test Period.

     "Eligible Accounts" means, at any time, the aggregate amount of all accounts receivable of the Borrower and its United States subsidiaries for the sale of products or for services rendered for which invoices have been issued and payment for which is due within ninety (90) days of the invoice date, including without limitation, progress payments on current construction projects. In determining accounts receivable constituting Eligible Accounts, there shall be excluded (i) accounts receivable remaining unpaid for a period of more than ninety (90) days from the date of invoice (or due date in the case of instruments, lease agreements and chattel paper), (ii) accounts receivable arising from sale to or services rendered for the Guarantors or any subsidiary of the Guarantors or the Borrower, (iii) accounts receivable in which the Agent does not have a first priority perfected security interest, (iv) accounts receivable which are subject to a pending right of offset, claim or defense, (v) that portion of accounts receivable due from suppliers of materials or inventory to the Borrower equal to the amount that the Borrower is indebted to such suppliers with respect to materials or supplies purchased by the Borrower from such suppliers, (vi) accounts receivable from any Governmental Agency to the extent the approval of such agency to the assignment thereof under the Security Agreement has not been obtained, (vii) accounts receivable due from customers known to be insolvent or in bankruptcy proceedings, (viii) accounts receivable rejected in whole or in part by the Agent in its sole discretion as containing unacceptable risk, (ix) that portion of any account which is more than twenty percent (20%) of the Borrower's total accounts receivable; (x) the entire amount owed by any party if more than fifty percent (50%) of all amounts owed by such party to the Borrower are unpaid for more than ninety (90) days and (xi) any retainage amounts for contracts which it is reasonably expected will not be completed within one hundred eighty (180) days of their execution; provided, however, that accounts receivable of any Canadian subsidiary of the Borrower may be included in the Borrowing Base (subject to the other terms hereof) upon the written request of the Borrower and consent of the Majority Lenders.

     "Eligible Inventory" means the lesser of (a) the cost and (b) the fair market value of all inventory, raw materials, parts and spare parts routinely used by the Borrower and its United States subsidiaries in its business of the construction and repair of vessels, rigs and similar equipment, which would be accounted for as inventory under GAAP, and in which the Agent has a first priority perfected security interest, but shall specially exclude any of the foregoing that (i) is subject to a security interest or lien to any Person other than the Agent other than liens described in clauses (a) and (b) of Section 12.1 or (ii) is located in a jurisdiction other than a state of the United States; provided, however, that inventory located in Canada may be included as Eligible Inventory upon the written request of the Borrower and consent thereto by the Majority Lenders.

     "Equipment" shall have the meaning set forth in Section 1.01(e) of the Security Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" means each of the Events of Default described in Section 13 hereof.

     "Existing Letters of Credit" means the Letters of Credit listed on Schedule 5 hereto.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and
(b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on overnight Federal funds transactions as determined by the Agent.

     "Fixed Charge Coverage Ratio" means on a rolling four quarter basis, EBITDA less capital expenditures used for the maintenance or repair of existing assets and cash payments in respect of taxes, divided by the sum total of cash payments in respect of Interest Expense, required principal payments on Indebtedness, required payments under capital leases and cash dividends or distributions; provided that for purposes of this calculation, the minimum level of "capital expenditures used for the maintenance or repair of existing assets" shall be USD 12,000,000 irrespective of actual capital expenditures for such period.

     "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

     "General Syndication" means the assignment of some portion of the Commitment by one or more of the original Lenders party hereto which will occur subsequent to the first Drawdown Date, the amount and timing of which will be determined by the Agent with the consent of the Majority Lenders. The Agent will act as the sole book runner for any General Syndication and will determine the final allocation of the Commitment among the Lenders.

     "Governmental Agency" means any United States or foreign government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

     "Guaranty" means the guaranty by the Guarantors of the Borrower's obligations under this Credit Agreement and the Notes dated as of the date hereof, as amended and ratified from time to time.

     "Guarantors" means the subsidiaries of the Borrower listed on Schedule 4 attached hereto.

     "Hazardous Substances" means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601, et seq. (hereinafter called "CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
(S) 9601, et seq. (hereinafter called "RCRA"); the Toxic Substances Control Act, as amended, 15 U.S.C. (S) 2601, et seq. (hereinafter called "TSCA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S) 1801, et seq. (hereinafter called "HMTA"); the Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq. (hereinafter called "OPA"); or any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any waste, substance or material, currently in effect or at any time hereafter adopted.

     "Indebtedness" of the Borrower or the Guarantors means (without duplication); (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) any direct or contingent obligations of such Person arising under financial letters of credit, banker's acceptances, bank guarantees, and all drawn but unreimbursed obligations arising under letters of credit (other than financial letters of credit); (c) all obligations of such person as lessee under capitalized leases which have been or should become in accordance with GAAP, recorded as capitalized lease obligations; (d) all leveraged leases and synthetic leases in which the Borrower or a Guarantor is the lessee; (e) all obligations of such Person to pay the deferred purchase price of property or services, and (f) obligations described in clauses (a) through (d) above and secured by a lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and (g) all guarantee obligations of such Person in respect of any of the foregoing.

     "Indemnity Payment" means a payment by the Borrower to the Agent equal to the amount each Lender has paid to a beneficiary under a Letter of Credit or its Dollar Equivalent as of the date of payment to such beneficiary as determined by the Agent, in accordance with the terms and conditions of such Letter of Credit and this Credit Agreement.

     "Interest Expense" means, with respect to any Person, for any period of determination, its interest expense determined in accordance with GAAP.

     "Interest Payment Date" means, with respect to any Base Rate Advance, the last Business Day of each calendar quarter and, with respect to any LIBOR Advance, the last day of the relevant Interest Period except if such Interest Period is longer than three (3) months, every three (3) months and the last day of such Interest Period.

     "Interest Period" means with respect to any LIBOR Advance, each period selected by the Borrower for which the rate of interest on such LIBOR Advance is fixed being the period commencing on the date of the LIBOR Advance or the date of the expiration of the preceding Interest Period for such LIBOR Advance and ending on the corresponding day in the calendar month selected by the Borrower which is one (1) month, two (2) months, three (3) months or six (6) months later or, if such month has no numerical corresponding day, on the last Business Day of such month. If the last day of any such Interest Period is not a Business Day, then such Interest Period shall end on the next succeeding Business Day, subject to Section 6.1 hereof. If any Interest Period determined hereunder would extend beyond the Maturity Date, such Interest Period shall end on the Maturity Date.

     "Issuing Lender" means Wells Fargo Bank, N.A., Bank One, N.A., any affiliate thereof, or any Lender approved by the Agent and the Borrower.

     "LC Commitment" means a maximum of USD 44,218,250 as it may be reduced from time to time pursuant to the provisions of this Credit Agreement.

     "LC Facility" means the senior secured letter of credit facility set forth in Section 2.3.

     "Letter of Credit" means a Tranche A Letter of Credit or a Tranche B Letter of Credit.

     "Leverage Ratio" means, for any period, the ratio of the Borrower's Senior Debt to EBITDA for such period, calculated at the end of each fiscal quarter for the immediately preceding twelve-month period.

     "LIBOR Advance" means an Advance as to which the Borrower has selected the LIBOR Rate.

     "LIBOR Rate" means in respect of any Interest Period, the rate of interest per annum at which deposits in U.S. Dollars are offered to major banks in the London interbank market at approximately 11:00 a.m. (London time), as reported by the Telerate System page 3750 or such other page as may replace such page 3750 on such system (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) for the purpose of reporting London Interbank Offered Rates of major banks under the heading for British Bankers Association Interest Settlement Rates in the column designated "USD" (U. S. Dollar), two (2) Business Days before the first day of an Interest Period. In the event that LIBOR interest rates are not reported on the Telerate System or such reported rates are not applicable to the selected Interest Period, the Agent shall notify the Borrower and upon such notification, the LIBOR Rate shall mean in respect of any Interest Period the rate of interest per annum (rounded upwards, if necessary, to the nearest one sixteenth of one percent) at which the Lenders are able to acquire funds in Dollars equal to the outstanding amount of the Advance for which the rate is to be determined for the duration of the relevant Interest Period in the London Interbank Eurocurrency Market at or about 11:00 a.m. London time on the second Business Day prior to the commencement of the relevant Interest Period for value on the first day of such Interest Period, or at such time in any alternative market for such funds available to the Lenders, as notified by the Agent to the Borrower, such notification, absent manifest error, to be conclusive.

     "Loan" means the principal amounts advanced by the Lenders hereunder and outstanding, the face amounts of all Letters of Credit outstanding hereunder, (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit), the principal amount of outstanding Swing Line Advances, and the principal amount of any unpaid Indemnity Payments outstanding hereunder.

     "Loan Documents" means this Credit Agreement, the Security Agreements, the Mortgages, the Ship Mortgages, the Pledges, the Guaranty, the Lockbox Agreement, the Notes and the Swing Note.

     "Lockbox Agreement" means the agreement between the Borrower and the Agent establishing the lock box arrangement for the accounts receivable of the Borrower, in form and substance satisfactory to the Agent.

     "Majority Lenders" shall mean Lenders having Commitment Percentages comprising fifty-one percent (51%) or more of the Commitment Percentages, or, if the Commitments have been terminated or canceled in full, Lenders owed fifty-one percent (51%) or more of the outstanding Advances.

     "Material adverse effect" or "materially adversely affected" means, unless specified otherwise, to affect in a material manner the ability of the Borrower to perform its obligations under this Credit Agreement or any other Indebtedness greater than USD 2,000,000 or the ability of the Guarantors to perform their obligations under the Guaranty or any other Indebtedness greater than USD 2,000,000.

     "Maturity Date" means November 3, 2002.

     "Mortgages" means the Mortgages, Deeds of Trust, Security Agreements and Assignments of Leases and Rents to be executed by the Borrower and certain of the Guarantors in respect of certain real properties as listed in Schedule 6 hereto.

     "Net Investment in Work in Process" means, for any construction or repair contract to which the Borrower or any United States subsidiary of the Borrower is party, the amount by which (a) the aggregate of (i) the cost of the hulls, machinery, parts and materials, engines, equipment, decks, cranes, masts, and similar such items in respect of such contract ("Cost") plus
(ii) the excess of estimated earnings from such contract over the billings therefor, exceeds (b) the excess of billings for such contract over the Costs therefor; excluding, however, any work-in-process under contracts in which the Borrower grants progressive title in the vessel to the contracting party.

     "Net Proceeds" means the aggregate cash proceeds received by the Borrower or any Guarantor in respect of any Asset Sale, net of (without duplication) (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof, (c) amounts required to be applied to the repayment of Indebtedness (other than under this Agreement) secured by a lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrower or the Guarantor from such escrow arrangement, as the case may be.

     "Net Worth" means the stockholders equity of the Borrower and its subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Notes" means the secured promissory notes of the Borrower in the aggregate original principal amount of USD 164,218,250, substantially in the form of Exhibit A-1 hereto, including without limitation the Swing Note, and all renewals, extensions, rearrangements and replacements thereof.

     "Obligations" means and includes all loans, advances, debts, liabilities, obligations, letters of credit or any other financial accommodations, howsoever arising, owing by the Borrower to the Agent and the Lenders pursuant to the terms of this Credit Agreement, the Notes and the other Loan Documents of every kind and description (whether or not for the payment of money); direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all interest and other expenses that the Borrower is obligated to pay thereunder.

     "Ocean Rig Dispute" means the dispute between the Borrower and Ocean Rig ASA, Inc. concerning the construction, delivery and price of the Bingo 9001 and Bingo 9002 drilling rigs.

     "Offshore Currency" means any lawful currency (other than United States Dollars) that the relevant Issuing Lender with respect to any Offshore Currency Letter of Credit, in its sole reasonable opinion, at any time determines to be
(a) freely traded in the offshore interbank foreign exchange markets, (b) freely transferable and (c) freely convertible into United States Dollars.

     "Offshore Currency Letter of Credit" means any Letter of Credit denominated in an Offshore Currency.

     "Permitted Liens" has the meaning provided in Section 12.1 hereof.

     "Person" means any natural person, corporation, partnership, limited liability company, firm, association, government, Governmental Agency or any other entity other than the Borrower and its subsidiaries and whether acting in an individual, fiduciary or other capacity.

     "Plan" means any employee pension benefit plan subject to Title IV of ERISA and maintained by the Borrower or any member of a Controlled Group, or any such plan, to which the Borrower or any member of a Controlled Group is required to contribute on behalf of any of its employees.

     "Pledges" means the Stock Pledge Agreement and Pledge Agreement, each dated as of the date hereof executed by the Borrower and certain of the Guarantors in favor of the Agent in respect of the issued and outstanding voting shares, membership interests or partnership interests, as the case may be, of each of the Guarantors, as amended from time to time.

     "Prime Rate" means the rate announced by the Agent at its San Francisco, California office from time to time as its prime rate, it being understood that the Prime Rate is one of the Agent's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Agent may designate. Each change in the Prime Rate will be effective on the day the change is announced by the Agent.

     "Rate of Exchange" means the Agent's then current selling rate of exchange in San Francisco, California for sales of the currency of payment of any draft drawn under an Offshore Currency Letter of Credit, or of any fees or expenses or other amounts payable under this Credit Agreement or any Letter of Credit, for cable transfer to the country of which such currency is the legal tender.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA (29 U.S.C. (S)1343), except events for which the notice provision has been waived by the Pension Benefit Guaranty Corporation.

     "Request for Borrowing" means each request for borrowing given by the Borrower pursuant to Section 4.1(c) hereof, substantially in the form attached hereto as Exhibit B.

     "Request for Letter of Credit" means a Request for Letter of Credit given by the Borrower pursuant to Section 4.1(d) hereof, substantially in the form attached hereto as Exhibit C.

     "Revolving Credit Facility" means the USD 120,000,000 senior secured revolving loan provided for in Section 2 of this Credit Agreement.

     "Revolving Loan Commitment" means a maximum of USD 120,000,000 as it may be reduced from time to time pursuant to the provisions of this Credit Agreement.

     "Security Agreements" means the security agreements on certain of the Borrower's and Guarantors' assets and revenues from the Borrower and the Guarantors to the Agent dated as of the date hereof, as each may be amended in the future, and shall include, without limitation, all fixture filings executed by the Borrower and the Guarantors in favor of the Agent or for the benefit of the Agent.

     "Senior Credit Facilities" means the Revolving Credit Facility and the LC Facility.

     "Senior Debt" means the consolidated Indebtedness of the Borrower and its subsidiaries less Subordinated Debt.

     "Ship Mortgages" means the U.S. First Preferred Fleet Mortgages dated the date hereof in favor of the Agent in respect of the Vessels, as amended from time to time.

     "Subordinated Debt" means (i) the convertible subordinated notes in the aggregate principal amount of USD 185,000,000 issued by Halter Marine Group, Inc. (the Borrower's predecessor-in-interest) on September 15, 1997, bearing interest at 4.5% per annum, due 2004 and (ii) other Indebtedness of the Borrower or the Guarantors which by its terms is expressly subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder to the satisfaction of the Majority Lenders.

     "Swing Line" means the line of credit provided by the Agent pursuant to
Section 2.1(c).

     "Swing Line Advances" has the meaning set forth in Section 2.1(c).

     "Swing Note" means the promissory note of the Borrower payable to the order of the Agent in substantially the form of the attached Exhibit "A-2", evidencing indebtedness of the Borrower to the Agent from Swing Line Advances owing to the Agent.

     "Taxes" means any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Agency or taxing authority thereof other than any taxes on the net income or receipts of any Lender (or any alternative or minimum Taxes imposed in lieu of any such Taxes), and any franchise Taxes (or any alternative or minimum Taxes imposed in lieu of any such Taxes) imposed on any Lender.

     "Tranche A Letter of Credit" means a letter of credit issued pursuant to
Section 2.1, or any Existing Letter of Credit that is a performance letter of credit.

     "Tranche B Letter of Credit" means a standby letter of credit issued pursuant to the LC Facility, or any Existing Letter of Credit that is a financial letter of credit.

     "Vessels" means the U.S. flag vessels listed on Schedule 2 hereto.

     "Voluntary Step Down Date" means the date prior to December 31, 2000 that the Borrower, in its sole discretion, elects to step down the Leverage Ratio requirement in Section 12.11 hereof from 2.75 to 1.0 to 2.5 to 1.0, but not before the Borrower delivers its audited financial statements for the period ending December 31, 1999 to the Agent.

     1.2 Accounting Terms. Except as expressly stated herein, all accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in preparation of the consolidated financial statements of the Borrower referred to in Section 11.1 hereof.

Section 2.

     2.1   Revolving Credit Facility.

          (a) Upon the terms and subject to the conditions herein set forth, the Lenders severally agree to make the senior secured revolving credit available to the Borrower by, from time to time prior to the Maturity Date, making one or more Advances to the Borrower or by having the Issuing Lender issue one or more Tranche A Letters of Credit (including, subject to Section 2.9 hereof, Offshore Currency Letters of Credit), for the account of the Borrower, provided that the aggregate face amount of all Tranche A Letters of Credit outstanding hereunder (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit) shall not at any time exceed USD 25,000,000, and provided further that the principal amounts of all outstanding Advances and the face amount of Tranche A Letters of Credit (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit) shall not exceed, in the aggregate, the Revolving Loan Commitment. No Tranche A Letter of Credit shall have a duration in excess of one (1) year except with the consent of the Agent and no Tranche A Letter of Credit shall have a duration beyond the Maturity Date. Within such limit, the Borrower may borrow, repay pursuant to Section 6.2(a) and reborrow under this
Section 2.1. Each Advance by the Borrower from the Lenders under this Section shall be in an aggregate principal amount of at least USD 500,000 and in integral multiples of USD 100,000 in the case of each Base Rate Advance, and at least USD 2,000,000 and in integral multiples of USD 100,000 in the case of each LIBOR Advance.

          (b) The Borrower may reduce the Revolving Loan Commitment, in integral multiples of USD 1,000,000, upon five (5) days prior written notice to the Agent. No subsequent increase of the Revolving Loan Commitment shall be allowed.

          (c) On the terms and conditions set forth in this Credit Agreement, the Agent shall from time to time on any Business Day during the period from the date of this Credit

Agreement until the Maturity Date make advances ("Swing Line Advances") under the Swing Note to the Borrower in an aggregate outstanding principal amount not to exceed Twelve Million and No/100 Dollars ($12,000,000) with such payment terms and principal maturities as the Agent and the Borrower may agree; provided that (i) Swing Line Advances shall bear interest at the one-month LIBOR Rate as in effect from time to time plus the then applicable LIBOR Margin as set forth in the Applicable Margin Amount, (ii) no Swing Line Advances shall mature after the Maturity Date, and (iii) no Swing Line Advances shall have a maturity longer than ten (10) days, at which time Borrower shall repay the Swing Line Advances with the proceeds of Advances under the Revolving Credit Facility. Upon the date of such payment all accrued but unpaid interest on the Swing Note to such date shall be due and payable by the Borrower to Agent. Upon the Agent's written request or upon the acceleration of the Maturity Date pursuant to this Credit Agreement, each Lender shall pay to Agent such Lender's pro rata share based on their respective Commitment Percentage of all outstanding Swing Line Advances as a Base Rate Advance under such Lender's Commitment, but in no event shall any Lender be obligated to fund more than its Commitment Percentage.

          (d) The Revolving Loan Commitment shall be reduced by fifty percent (50%) of the Net Proceeds of any Asset Sales up to a maximum reduction of USD 25,000,000 in the Revolving Loan Commitment.

     2.2  Borrowing Base.

          (a) Notwithstanding any other provision of this Credit Agreement, the aggregate principal amount of Advances and the face amount of Tranche A Letters of Credit at any time outstanding (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit) shall not be in excess of the Borrowing Base.

          (b) If at any time the test of Section 2.2(a) above is not met, the Borrower shall at the Agent's direction either (i) within ten (10) Business Days provide to the Agent sufficient additional collateral in form and substance satisfactory to the Agent as shall be necessary to insure that the test of
Section 2.2(a) above is satisfied or (ii) within three (3) Business Days repay the Loan in an amount as may be necessary to reduce the aggregate principal amount outstanding under the Revolving Credit Facility to an amount which will allow the test of Section 2.2(a) above to be met. The cure periods listed above shall start running on the date notice of the Agent's decision is given to the Borrower or, if the Agent does not send such notice, on the date that the chief financial officer of the Borrower (or any other officer having principal responsibility for the accounting or financial affairs of the Borrower) is aware that the test of Section 2.2(a) above has not been met.

     2.3  LC Facility.

          (a) Upon the terms and subject to the conditions herein set forth, the Lenders severally agree to make a letter of credit facility available to the Borrower by, from time to time prior to the Maturity Date, having the Issuing Lender issue one or more Tranche B Letters of Credit for the account of the Borrower, provided that the aggregate face amount of all Tranche B Letters of

Credit outstanding hereunder shall not at any time exceed the lesser of (i) 80% of the appraised orderly liquidation value of the Borrower's Equipment, and (ii) the LC Commitment. No Tranche B Letter of Credit shall have an expiration date that is later than the Maturity Date.

          (b) If at any time the test of Section 2.3(a) above is not met as shown by an appraisal, the Agent shall provide written notice thereof to the Borrower (attaching thereto a copy of the appraisal) and the Borrower shall, within ten (10) Business Days of receiving such notice, provide to the Agent sufficient additional collateral in form and substance satisfactory to the Agent as shall be necessary to insure that the test of Section 2.3(a) above is satisfied. The cure period listed above shall start running on the date the test of Section 2.3(a) above is not met.

          (c) The Borrower may reduce the LC Commitment in integral multiples of USD 1,000,000 upon five (5) days' prior written notice to the Agent; provided that after giving effect to any such reduction the aggregate face amount of all outstanding Tranche B Letters of Credit does not exceed the Adjusted Commitment. No subsequent increase of the LC Commitment shall be allowed.

     2.4 Counter Indemnity. The Borrower agrees to make each Indemnity Payment to the Agent for distribution to the Issuing Lender immediately on demand of the Issuing Lender.

     2.5 Drawings Under Letters of Credit. No Lender issuing a Letter of Credit shall concern itself with the regularity or propriety of any demand made under any Letter of Credit, provided that such demand is made in the manner called for in such Letter of Credit and (subject to such proviso) it shall not be a defense to a claim of such Lender under this Section 2.5 that such Lender could have resisted the payment in respect of which such claim is made.

     2.6 Variations. The Borrower's obligations under Section 2.4 hereof shall not be in any way discharged or impaired by any variation of the terms of any Letter of Credit or this Credit Agreement or any document executed pursuant hereto to which the Borrower has expressly consented in writing.

     2.7 Security. The Borrower's obligations under Section 2.4 hereof shall be in addition to and not in substitution for any security now or hereafter held by the Agent in respect of its obligations under this Credit Agreement.

     2.8 Certificates. A certificate together with evidence of payment submitted by an issuing Lender to the Borrower as to the amount of any Indemnity Payment owed to such Lender in respect of a Letter of Credit shall (save for manifest error) be conclusive and binding on the Borrower for all purposes.

     2.9 Offshore Currency Letters of Credit. The Borrower may request that one or more Tranche A Letters of Credit be issued in an Offshore Currency denomination. The aggregate Dollar Equivalent of all Offshore Currency Letters of Credit, as of the issuance date of any such Offshore Currency Letter of Credit, shall not exceed USD 2,000,000, as determined by the Agent. No

Tranche B Letter of Credit shall be an Offshore Currency Letter of Credit. No Issuing Lender shall be obligated to issue an Offshore Currency Letter of Credit if such Issuing Lender has determined, in its sole discretion, that it is unable to fund obligations in the requested Offshore Currency. The Agent shall provide to the Borrower, as of the last Business Day of each month, the Dollar Equivalent of outstanding Offshore Currency Letters of Credit for purposes of the Borrower's calculation of the Borrowing Base for such month.

Section 3.  The Notes.

          (a) The Borrower's obligations to pay the principal of, and interest on, the Loan shall be evidenced by the Notes.

          (b) At the time of the making of each Advance, and upon each payment of the principal of the Loan, the Agent may, and is hereby authorized to, make a notation on the Notes specifying the date and the amount of such Advance or such payment. Failure to make any such notation shall not limit or otherwise affect the Borrower's or any Guarantors' obligations in respect of this Credit Agreement or the Notes.

Section 4.  Manner of Drawdown and Issuance of Letters of Credit.

     4.1 Manner of Drawdown or Issuance. The Borrower may draw an Advance or have a Letter of Credit issued, increased or extended upon:

          (a) The Agent's prior satisfaction that the relevant conditions set out in Section 8 herein have been complied with;

          (b) No event having occurred to the actual knowledge of the Borrower which, with or without notice or lapse of time, would constitute an Event of Default;

          (c) The Agent having received from the Borrower, for an Advance, an irrevocable Request for Borrowing (i) before 8:00 a.m. San Francisco time at least three (3) and not more than ten (10) Business Days in the case of a LIBOR Advance (which the Agent shall forward to the Lenders no later than 12:00 p.m. San Francisco time two (2) Business Days prior to the requested Drawdown Date) and (ii) before 12:00 p.m. San Francisco time at least one (1) and not more than ten (10) Business Days in the case of a Base Rate Advance (which the Agent shall forward to the lenders no later than 12:00 p.m. San Francisco time one (1) Business Day prior to the requested Drawdown Date) prior to the Drawdown Date selected by the Borrower; or the Agent, having received from the Borrower for a Swing Line Advance an Irrevocable Request for Borrowing before 8:00 a.m. San Francisco time on the date such Swing Line Advance is requested;

          (d) The Agent having received from the Borrower, for the issuance of a Letter of Credit, an irrevocable Request for Letter of Credit at least three (3) Business Days prior to the Drawdown Date on which the Letter of Credit is to be issued;

          (e) There shall be no more than five (5) outstanding LIBOR Advances (excluding Swing Line Advances) at any time.

     4.2 Disbursement of Funds. Disbursement of the proceeds of each Advance shall be made by the Agent to the Borrower as directed by the Borrower in the Request for Borrowing.

     4.3 Failure to Borrow; Delay. If the borrowing described in any Request for Borrowing or the issuance of a Letter of Credit described in any Request for Letter of Credit fails to take place or is delayed because any of the conditions specified in Section 8 below are not satisfied, the Borrower shall indemnify the Lenders against any loss incurred as a result of the giving of such Request for Borrowing or Request for Letter of Credit, including without limitation any loss resulting from actions taken by the Lenders to fund the requested Advance, but excluding any loss resulting from the gross negligence or willful misconduct of the Lenders. A certificate of the Agent stating in reasonable detail the amount of, and basis for, any such loss incurred by such Lender shall be conclusive absent manifest error.

Section 5.  Interest.

     5.1  Rate of Interest.

          (a) The Borrower agrees to pay interest in respect of all amounts outstanding under any LIBOR Advance at a rate per annum equal to the LIBOR Rate plus the Applicable Margin Amount.

          (b) The Borrower agrees to pay interest in respect of all amounts outstanding under any Base Rate Advance at a rate per annum equal to the Base Rate plus the Applicable Margin Amount.

          (c) Interest on unpaid principal amounts shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

          (d) The Borrower agrees to pay interest in respect of all Indemnity Payments at a rate per annum equal to the Base Rate plus 2% from the date the obligation to make an Indemnity Payment arises to the date of payment. Interest on unpaid Indemnity Payments shall be computed on the basis of a year of 360 days.

     5.2 Payment of Interest. Except as provided in Section 5.1(d) above with respect to interest on Indemnity Payments, interest shall be paid by the Borrower on each Interest Payment Date.

     5.3  Conversion of LIBOR Advance to Base Rate Advance.

          (a) At the end of any Interest Period for a LIBOR Advance, the Borrower may, by irrevocable written notice to the Agent received before 8:00 a.m. San Francisco time at least three (3) Business Days prior to the end of such Interest Period, elect to convert such Advance to a Base Rate Advance.

          (b) The Borrower shall notify the Agent before 8:00 a.m. San Francisco time three (3) Business Days prior to the end of each Interest Period for any LIBOR Advance as to the length selected by the Borrower for the next Interest Period. If no such notice is given, such LIBOR Advance shall automatically convert to a Base Rate Advance.

          (c) A notice under Section 5.3(a) or (b) above shall be substantially in the form attached as Exhibit F.

     5.4 Overdue Payment of Principal and Interest. Upon the occurrence and continuation of an Event of Default, overdue principal of, and (to the extent permitted by law) overdue interest in respect of, amounts due under this Credit Agreement shall bear interest, payable on demand, at a rate per annum which shall be 2% in excess of the interest rate otherwise applicable pursuant to
Section 5.1 above.

     5.5 Compliance with Law. Notwithstanding any provision of this Credit Agreement or the Notes to the contrary, in no event shall the aggregate amount of consideration which constitutes interest under any applicable law which is contracted for, charged or received hereunder or under this Credit Agreement or the Notes ("Interest") exceed the maximum amount of nonusurious interest allowed by law, and any excess shall be credited on this Credit Agreement or the Notes (or if all obligations under this Credit Agreement and the Notes shall have been paid in full, refunded to the Borrower). For purposes of the foregoing, the maximum amount of interest allowed by law shall be calculated by determining the amount of interest that could be contracted for, charged or received during the term hereof at the maximum rate of nonusurious interest allowed from time to time by applicable law as is now or, to the extent allowed by law, as may hereafter be in effect (the "maximum nonusurious interest rate") and, if at any time the rate of Interest to accrue would exceed the maximum nonusurious interest rate, the rate of Interest to accrue under the Notes shall be limited to the maximum nonusurious interest rate, but any subsequent reductions in the LIBOR Rate or the Base Rate shall not reduce the rate of Interest to accrue under this Credit Agreement or on the Notes below the maximum nonusurious interest rate until the total amount of Interest accrued and paid under this Credit Agreement or on the Notes equals the amount of Interest which could have accrued if a rate per annum equal to the LIBOR Rate plus the Applicable Margin Amount or the Base Rate plus the Applicable Margin Amount had at all times been in effect.

Section 6.  Loan Payments

     6.1 Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day is in a new month, then the payment required under this Credit Agreement or the Notes shall be made on the first Business Day preceding the original date on which payment was due. If a payment of principal has been extended pursuant to this
Section 6.1, interest shall be payable on such principal at the applicable rate during such extension.

     6.2  Repayment of Revolving Credit Facility.

          (a) The Borrower may repay any amounts outstanding under the Revolving Credit Facility prior to the Maturity Date, on the following terms and conditions:

               (i) amounts outstanding as LIBOR Advances may be repaid upon irrevocable written notice to the Agent three (3) days prior to the end of an Interest Period without prepayment fee or penalty, but any repayment made before the end of an Interest Period must be accompanied by Breakage Costs, provided that each such repayment shall be in a minimum amount of USD 2,000,000, and integral multiples of USD 100,000 plus all accrued and unpaid interest thereon;

               (ii) any amounts outstanding as Base Rate Advances may be repaid upon irrevocable written notice to the Agent no later than 10:00 a.m. San Francisco time on the day before repayment and without prepayment fee or penalty; and

               (iii) any Swing Line Advances may be repaid upon irrevocable written notice to the Agent no later than 8:00 a.m. San Francisco time on the date of repayment and without prepayment fee or penalty.

          (b) The Borrower shall repay all amounts outstanding under the Revolving Credit Facility to the Lenders in one payment on the Maturity Date.

     6.3 Payment Procedure. (a) All payments and prepayments made by the Borrower under the Notes, the Swing Note or this Credit Agreement shall be made by wire transfer in immediately available funds before 10:00 a.m., San Francisco time on the date such payment is required to be made to the Lenders pursuant to the Agent's written instructions. Any payment received and accepted by the Lenders after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day. All payments and prepayments received shall be applied first to accrued interest, then to outstanding fees and then to the reduction of principal.

          (b) If any payment required to be made by the Borrower under the Notes, the Swing Note or this Credit Agreement is not received by the Agent by 10:00 a.m. San Francisco time on the date such payment is required to be made, the Borrower hereby authorizes the Agent to make such payment or as much of such payment as is possible, from accounts of the Borrower at the Agent or from funds held by the Agent pursuant to the Lockbox Agreement.

     6.4  Net Payments.

          (a) All sums payable by the Borrower under this Credit Agreement or the Notes, whether of principal, interest, fees or otherwise, shall be paid in full without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any Taxes, other than any Tax, on or measured by the income of the Lenders) shall not be less than the amounts otherwise specified to be paid under this Credit Agreement or the Notes.

          (b) A certificate as to any additional amounts payable to the Lenders under this Section 6.4 submitted to the Borrower by the Agent shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest error.

          (c) With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Agent) to establish any income tax credit to which a Lender may be entitled. In the event that such a deduction or withholding for Taxes becomes so applicable, the Lenders and the Borrower will use their best efforts to minimize the effect of such Taxes.

     6.5 Rights of Set-off. The Agent and the Lenders shall, with respect to the Loan and all other amounts payable hereunder, have all rights of set-off, banker's lien and counterclaim as they are entitled to exercise under the law of the jurisdiction in which such rights are exercised.

     6.6  Changes in Circumstances.

          (a) If, by reason of any change subsequent to the date of this Credit Agreement in applicable law or regulation or regulatory requirement or directive whether or not having the force of law or in the interpretation or application thereof by the governmental or quasi-governmental or judicial authority or central bank charged with the administration or interpretation of such law or regulation (a "Change in Circumstance"), a Lender shall determine in good faith that it has become unlawful or impossible for it to perform its obligations hereunder, the Agent shall immediately notify the Borrower and, after such notice, the liability of such Lender to advance or maintain the Advances or issue Letters of Credit shall immediately cease or, (i) if any Advance has been made, the Borrower shall prepay to such Lender its pro rata portion of the Advance, or (ii) if any Letter of Credit has been issued by such Lender (the "Affected Letter of Credit"), the Borrower and the Agent shall use their reasonable good faith efforts to secure a replacement letter of credit at the sole expense of the Borrower; provided that if the Borrower is unable to secure such replacement letter of credit, the Borrower shall deposit with the Agent at an account designated by the Agent an amount equal to the face amount of the Affected Letter of Credit. In any such event, but without prejudice to the aforesaid obligation of the Borrower to prepay, the Borrower, such Lender and the Agent shall negotiate in good faith for a period not to exceed ninety
(90) days commencing from the date notice is given by the Agent as provided above, with a view to agreeing to terms for making or continuing to make available the Commitment from another jurisdiction or funding of the affected portion of the Advance and issuing or reissuing the Affected Letters of Credit from alternative sources.

          (b) If the effect of any Change in Circumstance having effect after the date hereof, is to:

              (i) change the basis of taxation to a Lender of payment of principal or interest or any other payment due pursuant to the terms of this Credit Agreement or the Notes (other than an increase in the rate of taxation on a Lender's overall net income); or

              (ii) impose or modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of or loans by a Lender; or

              (iii) impose on any Lender any other condition affecting the Commitment or the Loan or any part thereof, the result of which is either to increase the cost to such Lender of making available or maintaining the Commitment or the Loan or any part thereof or to reduce the amount of any payment received by the Lender hereunder; then and in any such case if such increase or reduction in the opinion of the Lender materially affects the interests of the Lender;

                (A) the Lender shall notify the Borrower of any of the above circumstances and the Lender shall use all reasonable efforts (without any financial commitment on its part) to avoid the effects of any such change and in particular, shall consider (without any commitment on its part) fulfilling its obligations under this Credit Agreement through another office or transferring its interest in this Credit Agreement and the Notes or the Swing Note at par to one or more of its Affiliates not affected by the Change in Circumstances if such transfer can be accomplished without material added cost to such Lender and in a manner compatible with its operational procedures; or

                (B) If the efforts referred to in (A) above fail to have the effect of eliminating the increased cost incurred by the Lender or the reduction in the amount of any payment received, the Borrower shall within three (3) Business Days following demand (whether made before or after any repayment of the amounts outstanding under this Credit Agreement and the Notes) pay to the Lender such amount as the Agent shall certify to be necessary to compensate the Lender for such additional cost or reduction; provided, however, that despite such payments, the Lender and the Borrower shall continue to use their best efforts to reduce the effect of such Change in Circumstance; and

                (C) At any time thereafter, so long as the Change in Circumstance giving rise to the obligation to make the compensating payment continues, the Borrower may, upon giving the Lender not less than ten (10) Business Days' written notice which shall be irrevocable, prepay to the Lender the affected portion of the Loan (except for outstanding Letters of Credit) and shall deposit with the Lender at an account designated by the Lender an amount equal to the face amount of all then outstanding Letters of Credit (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit).

          (c) If any amounts outstanding under this Credit Agreement are to be prepaid by the Borrower prior to the last day of the relevant Interest Period pursuant to any of the provisions of this Section 6.6, the Borrower shall simultaneously with such prepayment pay to the Agent for distribution to any affected Lender all Breakage Costs and all accrued interest and fees on the amounts to be prepaid.

          (d) The certificate of determination of the Agent, as to any matters referred to in this Section 6.6 shall show in reasonable detail the amount payable and the calculations used in good faith to determine such amount and shall, save for any manifest error, be conclusive and binding on the Borrower.

     6.7  Unavailability of Dollars.

          (a) In the event that a Lender is not able to obtain Dollars in the London Interbank Market, in the manner in effect on the date of this Credit Agreement, the Dollars required by such Lender to fund the Loan shall be made available from such other financial sources as may be available to such Lender. In such an event the rate of interest applicable to the Loan for the relevant Interest Period will be the aggregate of the most recent Applicable Margin Amount for LIBOR Advances and the cost (expressed as a per annum percentage) to the Lender from such financial sources and for periods as may be elected by the Lender. Each change in such cost in respect of funding the Loan will cause an immediate corresponding change in the rate of interest payable by the Borrower. This arrangement shall be temporary and should Dollars subsequently become available to the Lender in the London Interbank Market, in the manner in effect on the date of this Credit Agreement, then from the conclusion of the then current Interest Period for funding from alternative sources, the Loan will bear interest at the rate detailed in Section 5.1(a) above.

          (b) In the event that a Lender is unable (for any reason whatsoever) to acquire the required Dollars from any source, the parties hereto shall meet to discuss an alternative arrangement. In the absence of mutual agreement and at the end of ten (10) Business Days after the meeting referred to above the obligation of the Lender hereunder to make available the Loan shall be extinguished forthwith and the affected portion of the Loan shall be repaid forthwith by the Borrower to such Lender along with all fees and Breakage Costs for the Loan.

     6.8  Lockbox.

          (a) On or before the first Drawdown Date, the Borrower shall cause to be established in the name of the Borrower for the benefit of the Lenders an account and lockbox (the "Lockbox") with the Agent pursuant to the Lockbox Agreement. The Borrower shall instruct all of its customers and account debtors to make all payments to the Lockbox of all accounts receivable of the Borrower, including but not limited to Accounts as defined in the Security Agreement. Any payments received directly by the Borrower from their customers or account debtors will be deposited immediately in the Lockbox. Until an Event of Default shall have occurred, the Borrower shall have the right to transfer from the Lockbox any amounts in the Lockbox. After an Event of Default shall have occurred all amounts in the Lockbox may be applied by the Agent for the benefit of the Lenders in payment of any amounts due and outstanding under this Credit Agreement or the Notes.

          (b) On each Interest Payment Date, the Maturity Date, and each day on which any commitment fee or letter of credit fee is payable and only in the event that the Borrower has failed to make a payment in accordance with the terms of this Credit Agreement and the Notes, all amounts in the Lockbox (including interest accrued), shall be used first to pay interest due on such Interest Payment Date, second to pay any commitment fee or letter of credit fee due on such date and third to repay the principal amount outstanding on the Notes which is due and payable to the Lenders on such date. After such payments have been made, all other funds in the Lockbox shall be released to the Borrower.

          (c) The Lockbox shall terminate and any funds remaining in it shall be paid the Borrower upon the fulfillment of all of the Borrower's Obligations.

     6.9  Tax Treaty.   Each Lender organized under the laws of a jurisdiction
outside the United States (a "Foreign Lender") as to which payments to be made under this Credit Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to the Borrower and the Agent a properly completed and executed IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to the Borrower and the Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption.

Section 7.  Security.

     7.1 Security Agreement, Mortgage and Pledge. The Obligations (including without limitation the Swing Note) and all other amounts due under this Credit Agreement shall be secured in accordance with the provisions of the Security Agreement, the Mortgage and the Pledge.

     7.2  Guaranty.  The Obligations (including without limitation the Swing
Note) and all other amounts due under this Credit Agreement shall be guaranteed in accordance with the provisions of the Guaranty.

     7.3 Lockbox Agreement. The Obligations (including without limitation the Swing Note) and all other amounts due under this Credit Agreement shall be secured in accordance with the terms of the Lockbox Agreement.

     7.4 Further Assurances. The Borrower agrees to execute and deliver to the Agent such financing statements or other instruments or documents as the Agent may reasonably request in order to perfect the security created by the Security Agreement, the Mortgage, the Pledge and the Lockbox Agreement or otherwise required by this Credit Agreement.

Section 8.  Conditions Precedent.

     8.1 Documents Required as Conditions Precedent to the Drawdown of the First Advance. The obligation of the Lenders to make the first Advance (or issue the first Letter of Credit, whichever is earlier) is subject to the condition precedent that the Agent shall have received at or prior to the first Drawdown Date all of the following, each dated on or before the first Drawdown Date and each in form and substance satisfactory to the Lenders.

          (a) The executed Notes, Swing Note and the other Loan Documents.

          (b) Certified copies of the resolutions of the Boards of Directors of the Borrower and the Guarantors authorizing the execution and delivery by the Borrower and the Guarantors of the Loan Documents to which they are parties and all documents evidencing other necessary corporate action with respect to the Loan Documents.

          (c) Certificates of the Secretaries or the Assistant Secretaries of the Borrower and the Guarantors certifying the names and true signatures of the officers of the Guarantors and the Borrower authorized to sign the Loan Documents on behalf of the Borrower and the Guarantors and the other documents or certificates to be executed by the Borrower and the Guarantors pursuant to this Credit Agreement.

          (d) Copies certified as of a recent date by the Secretaries or the Assistant Secretaries of the Borrower and the Guarantors of their By-Laws or similar such document.

          (e) Copies of the Guarantors' Certificates of Incorporation (or equivalent documents) certified by the Secretaries or the Assistant Secretaries of the Guarantors, respectively, as of the date of the first Drawdown Date except that in the case of Friede Goldman Offshore, Inc. and Halter Marine, Inc. the Certificates of Incorporation shall be certified by the relevant officials of their jurisdictions of incorporation within thirty (30) days from the date of the first Drawdown Date.

          (f) A copy of the Borrower's Certificate of Merger certified by the Secretary of State of Mississippi and, within thirty (30) days of the first Drawdown Date a copy of the Certificate of Incorporation or Articles of Incorporation of the Borrower certified by the Secretary of State of Mississippi.

          (g) Certificates dated within thirty (30) days of the first Drawdown Date of the relevant officials of their jurisdiction of organization as to the existence and good standing of the Borrower and the Guarantors.

          (h) An opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, counsel to the Borrower and the Guarantors, and of each of special Nevada and Mississippi counsel to the Borrower and the Guarantors, acceptable to the Agent.

          (i) An opinion of Gardere Wynne Sewell & Riggs, L.L.P., special counsel to the Lenders, acceptable to the Agent.

          (j) The Borrower shall have executed and delivered to the Agent copies of all documents and filings and shall have taken all actions necessary to perfect the security interests created by the Ship Mortgages, the Lockbox Agreement, the Security Agreements and the Pledges as first priority perfected security interests.

          (k) All orders, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with and exemptions by any Governmental Agency or any Person (other than any routine filings which may be required after the date hereof with appropriate governmental authorities in connection with the operation of the Borrower's assets) required to (i) authorize the execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which they are parties or (ii) prevent the execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which they are parties from resulting in a breach of any of the terms or conditions of, or resulting in the imposition of any lien, charge or encumbrance upon any properties of the Borrower or the Guarantors pursuant to, or constituting a default (with due notice or lapse of time or both), or resulting in an occurrence of any event for which any holder or holders of Indebtedness may declare the same due and payable under, any indenture, agreement, order, judgment or instrument under which the Borrower or any Guarantor is a party (other than the Lockbox Agreement, the Security Agreement or the Pledge) or to the Borrower's knowledge after due inquiry by which the Borrower or the Guarantors or their property may be bound or affected, or under the Certificates of Incorporation or By-Laws of the Borrower or the Guarantors or similar such documents, shall have been obtained or made to the extent required to avoid a material adverse effect.

          (l) Payment by the Borrower of the fees referred to Section 9.1 below required to be paid on or before the first Drawdown Date.

          (m) Except for indebtedness referred to in Section 10.16 below, all of the Senior Debt of the Borrower shall be fully repaid and all liens securing such indebtedness shall have been released or adequate provision shall have been made for securing such releases.

          (n) There shall have been no material adverse change in the financial condition of the Borrower or the Guarantors since the pro forma financial statements delivered to the Agent for the period ending June 30, 1999.

          (o) A landlord consent with respect to each property at which any Inventory, work-in-progress or Equipment is located; provided, however, that the Borrower shall use its best efforts within 60 days but shall have no more than 120 days after the first Drawdown Date to provide such consents and if a consent for any property is not provided within such period, any Inventory, work-in-progress or Equipment located on such property shall be excluded from the Borrowing Base.

          (p) The Agent shall have completed and shall be reasonably satisfied with its due diligence review of the assets, business and financial condition of the Borrower and its subsidiaries, including, without limitation the Borrower's 3-year annual financial projections.

          (q) The Agent shall have received collateral audits in form and substance reasonably satisfactory to the Lenders.

          (r) The Agent shall have received an appraisal or appraisals of the Equipment in form and substance reasonably satisfactory to the Lenders.

          (s) The Agent shall have received certificates of insurance reasonably acceptable to the Agent, evidencing the insurances required under the Security Agreement and the Ship Mortgages and within thirty (30) days of the first Drawdown Date the Borrower shall provide to the Agent an opinion of an independent insurance broker reasonably acceptable to the Agent to the effect that the insurances evidenced by such certificates comply with the requirements of the Security Agreement and the Ship Mortgages.

          (t) The Agent shall have received a fax copy of the Promissory Note of Friede Goldman France SAS (with original to be delivered to the Agent within three (3) Business Days of the Closing Date) and the original Promissory Note of Friede Goldman Canada, Inc., each in the amount of USD 10,000,000, each payable to the Borrower, and each endorsed to the Agent.

          (u) If the first Drawdown Date is not the date hereof, certificates dated the first Drawdown Date of an officer of the Borrower and the Guarantors, respectively, certifying that:

                (i) The representations and warranties contained in Section 10 below and in Section 7 of the Guaranty are correct on and as of the first Drawdown Date as through made on and as of such date except those expressly made as of another date; and

                (ii) No event has occurred and is continuing, or would result from the first Advance or first issuance of a Letter of Credit which constitutes an Event of Default or with the passing of time or the giving of notice would constitute an Event of Default.

     8.2 Additional Conditions Precedent to All Advances and Letters of Credit. The obligation of the Lenders to make each Advance and to issue, increase or extend each Letter of Credit shall be subject to the further condition precedent that the Agent shall have received at or prior to the date of such Advance or the date of issuance, increase or extension of such Letter of Credit, each dated on or before the date of the Advance or Letter of Credit and each in form and substance satisfactory to the Lenders:

          (a) a certificate (dated the date of such Advance or Letter of Credit) of an officer of the Borrower and the Guarantors, respectively, certifying that:

                (i) The representations and warranties contained in Section 10 below and in Section 7 of the Guaranty are correct on and as of the date such Advance is made or Letter of Credit is issued, increased or extended as though made on and as of such date except those expressly made as of another date; and

                (ii) No event has occurred and is continuing, or would result from such Advance, or from the issuance, increase or extension of such Letter of Credit, which constitutes an Event of Default or with the passing of time or the giving of notice would constitute an Event of Default.

          (b) payment by the Borrower of the fees required to be paid on or before such date by Section 9.1 below; and

          (c) any required Borrowing Base Report.

     8.3 Waiver of Conditions Precedent. All of the conditions precedent contained in this Section 8 are for the sole benefit of the Lenders and the Lenders may waive any or all of them in their absolute discretion.

Section 9.  Fees and Expenses.

     9.1  Fees.

          (a) The Borrower shall pay to the Agent for distribution to the Lenders (i) a commitment fee equal to the daily undrawn portion of the Revolving Credit Facility (including without limitation, Swing Line Advances) less the face amount of outstanding Tranche A Letters of Credit (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit) times the Applicable Commitment Fee Percentage and (ii) a commitment fee equal to the unused portion of the LC Facility up to and including the Maturity Date times the Applicable Commitment Fee Percentage. Such commitment fee shall begin to accrue on the date of this Credit Agreement and shall be payable quarterly in arrears, the first such payment to be made on December 31, 1999 and quarterly thereafter. The amount of the commitment fee shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

          (b) The Borrower shall pay to the Agent for distribution to the Issuing Lender an annual letter of credit fee equal to the face amount of each Letter of Credit (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit) outstanding times the Applicable Margin Amount then in effect for LIBOR Advances, payable quarterly in arrears; provided that the Agent shall deduct from such fee, for payment to the Issuing Lender, an amount equal to one-tenth of one percent (0.10%) of the face amount of each such Letter of Credit (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit); and provided further, that if any Existing Letter of Credit is not replaced with a new Letter of Credit within ninety (90) days following the date hereof, the Borrower shall pay to the Issuing Lender for such Existing Letters of Credit an additional letter of credit fee equal to one-tenth of one percent (0.10%) of the face amount of each such Letter of Credit, payable quarterly in arrears.

          (c) The Borrower shall pay to the Agent for distribution to the Lenders on the Closing Date an underwriting fee in an amount equal to two percent (2%) of the commitment of each Lender set forth in the original commitment letter of such Lender to the Borrower if such commitment is equal to or greater than USD 58,000,000; provided that if such commitment is less than USD 58,000,000, such underwriting fee shall be proportionately reduced by multiplying it by a fraction, the numerator of which is the amount of such commitment and the denominator of which is USD 58,000,000.

     9.2 Expenses. The Borrower agrees, whether or not any Advance is made or Letter of Credit is issued, to promptly pay or reimburse the Agent upon demand for all reasonable fees and disbursements of the Agent, including, but not limited to, travel and other out-of-pocket expenses of the Agent and the reasonable fees and expenses of external counsel and technical consultants to the Agent, incurred in connection with (a) the preparation, execution and delivery of the Loan Documents, the making of Advances and issuance of Letters of Credit under this Credit Agreement and all other documents referred to herein and any amendments, renegotiation, refinancing or waivers to or termination of any thereof, (b) the recording, filing and perfection of all security interests created by the Loan Documents and (c) the protection of the rights of the Agent and the Lenders under this Credit Agreement and all other documents referred to herein and the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, and shall promptly pay and reimburse the Lenders for any such fees and disbursements incurred in connection with the protection of the rights of the Lenders hereunder and enforcement of payment of the Obligations, whether by judicial proceedings or otherwise.

     9.3  General Indemnity.  The Borrower hereby agrees to:

          (a) pay and hold the Agent and the Lenders harmless from and against any and all present and future stamp and other similar Taxes with respect to the Notes, the Swing Note and the other Loan Documents and save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes, and will indemnify the Agent and each Lender for the full amount of Taxes paid by the Lender in respect of payments made or to be made hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted;

          (b) except as otherwise provided in Section 9.2 hereof (and without duplication thereof), indemnify the Agent and each Lender, and its officers, directors, employees, representatives, agents, attorneys and Affiliates (an "Indemnitee") from and hold each of them harmless against and promptly upon demand pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action, and, in connection therewith, all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (collectively the "Indemnity Matters") which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Borrower of the proceeds of the Loan, (ii) the operations of the business of the Borrower, (iii) the failure of the Borrower to comply with any requirement of any Government Agency, or (iv) any other aspect of this Credit Agreement, the Notes, the Swing Note and the other Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the negligence of any Indemnitee;

          (c) In the case of any indemnification hereunder, the Agent, any Lender or other Person indemnified hereunder shall give notice to the Borrower within a reasonable period of time of any such claim or demand being made against it and the Borrower shall have the non-exclusive right to provide the defense against any such claim or demand provided that if the Borrower provides a defense, the Borrower shall bear the cost of the Indemnitee's defense unless there is a conflict of interest between the Borrower and such Indemnitee.

          (d) No Indemnitee may settle any claim to be indemnified pursuant to this Section 9.3 without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnitee proposes, if the indemnitor does not have the financial ability to pay all of its obligations outstanding and asserted against the Indemnitee at that time, including the maximum potential claims against the Indemnitee to be indemnified pursuant to this Section 9.3.

          (e) Notwithstanding anything to the contrary in this Credit Agreement, the Borrower shall have no indemnity obligation with respect to any Indemnitee Matter caused by or resulting from the gross negligence or willful misconduct of the Agent, any Lender or any other Indemnitee.

          (f) The indemnity and hold harmless contained in this Section 9.3 shall not extend to the Agent, any Lender or any other Indemnitee in its or his capacity as an equity investor in the Borrower or as an owner of any property or interest as to which the Borrower is also an owner but only to the Agent's or any Lender's capacity as a lender or a holder of security interests.

     9.4 Survival. The obligations of the Borrower under this Section 9 shall survive payment of all other amounts due under this Credit Agreement.

Section 10.  Representations and Warranties of Borrower.

     The Borrower represents and warrants to the Lenders as follows:

     10.1 Due Incorporation, Qualification, Etc. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation to do business in the jurisdictions in which the failure to be so qualified would have a material adverse effect on its business or financial condition, and it has full corporate power and authority to own its properties and assets and to conduct its business as presently conducted.

     10.2 Capacity. It has full corporate power and authority to execute and deliver, and to perform and observe the provisions of the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

     10.3 Authority and Enforceability. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been or will be duly authorized by all necessary corporate action. This Credit Agreement (including the Texas choice of law) constitutes, and the other Loan Documents to which it is a party constitute, or will constitute, legal, valid and binding obligations of the Borrower enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor' rights and remedies generally. The Security Agreement, the Mortgage, the Pledge and the Lockbox Agreement shall on the first Drawdown Date create and constitute valid and perfected security interests in and to the properties covered thereby, subject to the exceptions contained therein, enforceable against all third parties, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and shall secure the Obligations.

     10.4 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (other than any routine filings which may be required after the date hereof with appropriate governmental authorities required in connection with the perfection of the security interests created by any of the Loan Documents), or exemption by, any Governmental Agency, is required to authorize the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party.

     10.5 Compliance with Other Instruments. The execution and delivery of this Credit Agreement and compliance with its terms, the issuance of the Notes and the Swing Note, and the execution and delivery of the Security Agreement, the Mortgage, the Pledge and the Lockbox Agreement and the compliance with their terms as contemplated herein, do not result in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge or encumbrance (except those contemplated by this Credit Agreement) upon any properties of the Borrower pursuant to, or constitute a default (with due notice or lapse of time or both), or result in an occurrence of any event for which any holder or holders of Indebtedness may declare the same due and payable under any indenture, agreement, order, judgment or instrument under which the Borrower is a party or to the Borrower's knowledge, after due inquiry, by which the Borrower or its property may be bound or affected, or under the Certificate of Incorporation or By-Laws of the Borrower, and, to the Borrower's knowledge, after due inquiry, do not violate any provision of applicable law, in each case, to the extent that any such breach, imposition, event or violation could reasonably be expected to have a material adverse effect.

     10.6  Financial Statements.

          (a) The pro forma consolidated balance sheets of the Borrower as of June 30, 1999 and the related consolidated statements of income for the year to date period ended on that date, copies of which have been furnished to the Agent, have been prepared in accordance with GAAP, have been prepared by the Borrower giving pro forma effect to the merger creating the Borrower and have been based on the unaudited consolidated balance sheets and related consolidated statements of income of the Borrower and its subsidiaries dated June 30, 1999.

          (b) Since June 30, 1999 and except for performance guarantees and the obligation to make indemnity payments under performance bonds issued in their ordinary course of business, the Borrower and the Guarantors have incurred no contingent liabilities which, if determined adversely to them (either singly or in the aggregate), would reasonably be expected to have a material adverse effect.

     10.7 Material Adverse Events. Since June 30, 1999 neither the business, the prospects, the properties nor the condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, have been materially adversely affected except as disclosed in the Confidential Information Memorandum.

     10.8  Litigation, Etc.  Since June 30, 1999, and except as disclosed on
Schedule 10.8 and in the Confidential Information Memorandum, there are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or the Guarantors, at law or in equity which, if adversely determined, could reasonably be expected to have a material adverse effect on their condition (financial or otherwise of the Borrower on a consolidated basis. To the Borrower's knowledge, neither the Borrower nor any Guarantor is in violation with respect to any applicable laws or regulations which non-compliance would have a material adverse effect on their condition (financial or otherwise) nor is the Borrower or any Guarantor in violation or default with respect to any order, writ, injunction, demand or decree of any court or any Person or in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) in any material respect under any indenture, agreement or other instrument under which the Borrower or any Guarantor is a party or may be bound, default under which could reasonably be expected to have a material adverse effect on their condition (financial or otherwise).

     10.9 Principal Place of Business. The chief executive office and principal place of business of the Borrower and the Guarantors is located at 13085 Seaway Road, Gulfport, Mississippi 39503.

     10.10 Patent and Other Rights. The Borrower and the Guarantors have the right to use all patents, licenses, trademarks, trade names, trade secrets, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted without known conflict with the rights of others which would materially and adversely affect such businesses.

     10.11 Taxes. The Borrower and the Guarantors have filed or caused to be filed all tax returns which are required to be filed by them, pursuant to the laws, regulations or orders of each Person with taxing power over the Borrower and the Guarantors or their assets. The Borrower and the Guarantors have paid, or made provision for the payment of, all Taxes which have or may have become due pursuant to said returns, or otherwise, or pursuant to any assessment received by the Borrower and the Guarantors, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided. The charges, accruals and reserves in respect of Taxes on the books of the Borrower and the Guarantors are adequate (determined in accordance with GAAP). There are no proposed material tax assessments against the Borrower or the Guarantors and no extension of time for the assessment of federal, state or local Taxes of the Borrower or the Guarantors is in effect or has been requested.

     10.12 Employee Retirement Income Security Act of 1974. No Reportable Event has occurred and is continuing with respect to any Plan.

     10.13 Investment Company Act of 1940. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940.

     10.14  Environmental Compliance.

          (a) The Borrower and the Guarantors have duly complied in all material respects with, and their properties and operations are in compliance in all material respects with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies.

          (b) Neither the Borrower nor any Guarantor has received any notice from any Governmental Agency, or has any knowledge, of any fact(s) which constitute a material violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the properties owned or operated by the Borrower or the Guarantors.

          (c) The Borrower and the Guarantors have been issued all required permits, licenses, certificates and approvals of all Governmental Agencies relating to (i) air emissions, (ii) discharges to surface water of ground water,
(iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (vi) other environmental, health or safety matters necessary for the ownership or operation in all material respects of the properties owned or operated by the Borrower or the Guarantors and such permits, licenses, certificates and approvals are in full force and effect on the date of this Credit Agreement.

          (d) To the best of the Borrower's knowledge, except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from or as a result of any operations or any of the properties owned or operated by the Borrower or the Guarantors required to be reported to any Governmental Agency that could reasonably be expected to have a material adverse effect.

          (e) There has been no complaint, compliance order, compliance schedule, notice letter, notice of citation or other similar notice from any applicable environmental agency which concerns the operations of the properties owned or operated by the Borrower or the Guarantors required to be reported to any Governmental Agency that could reasonably be expected to have a material adverse effect.

     10.15 Indebtedness. The Borrower has no indebtedness for borrowed money other than the Indebtedness hereunder, the Indebtedness listed on Schedule 3 attached hereto to be paid at closing and the Indebtedness listed on Schedule 12.5.

Section 11.  Affirmative Covenants of the Borrower.

     Until the payment in full of all amounts due under this Credit Agreement, the Notes and the Swing Note by the Borrower and the termination of the Commitments, unless compliance shall have been waived by the Lenders, the Borrower agrees that:

     11.1  Financial Statements, Reports and Inspection.

          (a) The Borrower will furnish to the Agent, with sufficient copies for each Lender (which the Agent shall distribute promptly to such Lenders):

                (i) as soon as possible and in any event within two (2) Business Days after an officer of the Borrower has knowledge of the occurrence of any Event of Default or any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default which is continuing on the date of such statement, the statement of the chief financial officer or treasurer of the Borrower setting forth the details of such Event of Default and the action which the Borrower proposes to take with respect thereto;

                (ii) as soon as available and in any event within forty-five
(45) days after the close of each quarter of the Borrower's fiscal years, a copy of (A) quarterly consolidated financial statements for the Borrower prepared in accordance with GAAP and certified by the chief financial officer or chief accounting officer or treasurer of the Borrower together with consolidating statements of the Borrower, or (B) the Borrower's 10-Q filing with the Securities and Exchange Commission ("SEC") for such quarter;

                (iii) as soon as available and in any event within ninety (90) days after the close of the Borrower's fiscal years, a copy of (A) the consolidated and consolidating annual audited financial statements for such year for the Borrower certified by Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Lenders, or (B) the Borrower's 10-K filing with the SEC for such year;

                (iv) as soon as available and in any event within thirty (30) days after the end of each month, a job status report in respect of contracts having a total contract value of USD 30,000,000 or greater, in form and substance satisfactory to the Agent;

                (v) as soon as possible and in any event by December 1 of each year an annual business plan for the Borrower for the coming year, including projections of consolidated expenses and revenues; and

                (vi) (A) as soon as possible, and in any event, within thirty
(30) days after the Borrower or any Guarantor knows that any Reportable Event with respect to any Plan has occurred, a statement of an officer of the Borrower or such Guarantor setting forth details as to such Reportable Event and the action which the Borrower or any Guarantor propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Borrower or any Guarantor and (B) promptly after receipt thereof a copy of any notice relating to a Reportable Event having a material adverse effect, that the Borrower, or any Guarantor or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan; provided, however, this Section 11.1(a)(vi)(B) shall not apply to notice of general application promulgated by the Department of Labor.

          (b) The Borrower or the Guarantors will, upon request, furnish to the Agent such information as the Agent may reasonably request with respect to the business, affairs or condition (financial or otherwise) of the Borrower or the Guarantors and will permit the Lenders or their representatives at any reasonable time or times during normal business hours upon three (3) Business Days' prior notice, to inspect the properties of the Borrower or the Guarantors, to inspect, audit and examine the books or records of the Borrower or the Guarantors and to take extracts therefrom and will reimburse the Agent for all reasonable expenses incurred in connection therewith. The Agent may order an appraisal of the Borrower's Equipment and an audit of the Borrower's other assets once per each 12-month period following the Closing Date, the cost of which shall be borne by the Borrower. The Agent may, prior to the Maturity Date and at the direction of any Lender order a one-time appraisal of the Borrower's and Guarantors' real property, the costs of which shall be borne by the Borrower. The Agent may, with the consent of the Majority Lenders, order additional such appraisals and audits, the cost of which shall be borne by the Lenders (unless an Event of Default shall have occurred in which case the cost
shall be borne by the Borrower).   Each such appraisal shall be conducted by an
appraiser reasonably acceptable to the Agent. The Borrower shall provide to the Agent Phase I Environmental Site Assessments for each of the properties subject to the Mortgages within sixty (60) days after the date hereof and any further environmental reports or studies in respect of such properties as the Agent may deem reasonably necessary in its sole discretion. Each such report or study shall be performed by an assessor reasonably acceptable to the Agent and the costs of such reports or studies shall be borne by the Borrower.

          (c) Within forty-five (45) days of the close of the first three quarters of the Borrower's fiscal year and on the dates that the annual reports required pursuant to Section 11.1(a)(iii) above are provided to the Agent, the Borrower shall furnish to the Agent a certificate signed by the chief financial officer, chief accounting officer or treasurer of the Borrower certifying (A) that the representations and warranties contained in Section 10 of this Credit Agreement and Section 7 of the Guaranty are correct on and as of the date of such certificate as though made on and as of such date except those expressly made as of another date, (B) that the Borrower is in compliance with all of the covenants contained in Sections 12.11, 12.12 and 12.13 of this Credit Agreement, such certificates showing the relevant computations for such compliance, and (C) for the first such certificate hereunder, the amounts and nature of merger-related costs and expenses.

          (d) As soon as possible and in any event within ninety (90) days of the end of each of the Borrower's fiscal years, a certificate from the Borrower's auditors referred to in Section 11.1(a)(iii) above, certifying that
(A) such auditor is not aware of any Events of Default and (B) the Borrower is in compliance with the covenants contained in Sections 12.11, 12.12 and 12.13 of this Credit Agreement, such certificates showing the relevant computations for such compliance.

          (e) The Borrower shall provide to the Agent a Borrowing Base Report on the thirtieth (30th) day of each month, or the next succeeding Business Day, if such day is not a Business Day, providing a calculation of the Borrowing Base for the immediately preceding month, plus a detailed listing and aging report of accounts receivable, and upon the request of the Agent, a detailed listing and aging report of accounts payable.

          (f) As soon as possible, a copy of any filing made by the Borrower with the SEC (except as provided in subsection (a) above).

     11.2 Insurance. The Borrower shall insure, or cause to be insured, the properties of the Borrower and the Guarantors as required by the Security Agreement and the Mortgage. The Borrower will provide certificates evidencing such insurances to the Agent on each anniversary of the date hereof and will promptly notify the Agent of any material changes in such insurances or any change in the underwriters or clubs providing such insurances.

     11.3 Other Debt. The Borrower will, and will cause each Guarantor to, promptly pay and discharge any and all liens, charges, and all Taxes imposed upon them or upon their income or profits, or upon any of their properties prior to the date on which penalties accrue thereon, and lawful claims which, if unpaid, might become a lien or charge upon their properties, except such as may in good faith be contested or disputed, provided appropriate reserves are maintained in accordance with GAAP and to pay all Indebtedness as required by the agreements governing such Indebtedness.

     11.4 Maintenance of Existence; Conduct of Business. The Borrower and the Guarantors will preserve and maintain their corporate existence, their business as presently conducted, and all of their rights, privileges and franchises necessary or desirable in the normal conduct of said business, and will conduct their businesses in an orderly, efficient and regular manner.

     11.5 Financial Records. The Borrower and the Guarantors will keep books of record and account in which proper entries will be made of their transactions in accordance with GAAP.

     11.6  Environmental Compliance.

          (a) The Borrower will comply in all material respects with and will use its best efforts to cause the Guarantors, and each of their agents, contractors and sub-contractors (while such Persons are acting within the scope of their contractual relationship with the Borrower or the Guarantors) to so comply with (i) all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies and (ii) the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the properties owned or operated by the Borrower or the Guarantors unless such compliance would violate the laws or regulations of the jurisdictions in which the properties or operations of the Borrower or the Guarantors are located.

          (b) The Borrower will use its best efforts and safety practices, and will cause the Guarantors to use their best efforts and safety practices, to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the properties owned or operated by the Borrower or the Guarantors.

     11.7 Environmental Notifications. The Borrower shall notify the Agent, in writing, within ten (10) Business Days of any of the following events occurring after the date of this Credit Agreement to the extent such event could reasonably be expected to have a material adverse effect:

          (a) Any written notification made by the Borrower or any Guarantor to any U.S. or foreign federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to a spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the properties and operations owned or operated by the Borrower or any Guarantor;

          (b) Knowledge by an officer of the Borrower or any Guarantor of receipt of service by the Borrower or any Guarantor of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any U.S. or foreign court, federal, state or local environmental agency, alleging (i) any spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the properties owned or operated by the Borrower or any Guarantor or (ii) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the properties and operations owned or operated by the Borrower or any Guarantor.

          (c) It is understood by the parties hereto that the above mentioned notices are solely for the Lenders' information, may not otherwise be required by any U.S. or foreign federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Agent and the Lenders.

          (d) The term "environmental agency" as used herein shall include, but not be limited to, the United States Environmental Protection Agency, the United States Coast Guard, the United States Minerals Management Service, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 U.S.C. ' 1801, et seq.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.

     11.8  Environmental Indemnification.

          (a) The Borrower hereby agrees to indemnify and hold the Indemnitees harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against any Indemnitee with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the properties owned or operated by the Borrower or any Guarantor of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of the Borrower or any Guarantor.

          (b) It is the parties' understanding that neither the Agent, the Lenders nor any other Indemnitee does now, has never and does not intend in the future to exercise any operational control or maintenance over of the properties and operations owned or operated by the Borrower or any Guarantor, nor has any of them in the past, presently, or intends in the future to, maintain an ownership interest in the properties owned or operated by the Borrower or any Guarantor except as may arise upon enforcement of the Agent's or the Lenders' rights under the Security Agreement.

          (c) The indemnity and hold harmless contained in this Section 11.8 shall not extend to the Agent, any Lender or any other Indemnitee in its or his capacity as an equity investor in the Borrower or any Guarantor or as an owner of any property or interest as to which the Borrower or any Guarantor is also an owner but only to the Agent's and the Lenders' capacity as a lender or a holder of security interests.

     11.9 Year 2000 Compliance. On or prior to November 30, 1999 (the "Compliance Date"), the Borrower and the Guarantors shall take all actions necessary to insure that the automated systems used by the Borrower and the Guarantors that are material to their operations (collectively, "Mission-Critical Systems"), including without limitation, software, hardware and other data processing devices, shall not fail, malfunction or produce incorrect results with respect to data, calculations and other processing involving dates before, as of or after December 31, 1999, regardless of the form of the date data is received or processed (collectively "Year 2000 Compliant" or "Year 2000 Compliance"). Without limiting the generality of the foregoing, on or prior to the Compliance Date, the Borrower shall, and shall cause the Guarantors to, test and certify that their Mission-Critical Systems are Year 2000 Compliant in accordance with commercially reasonable practices and industry standards. The Borrower agrees that upon the reasonable request of the Lenders, the Borrower shall, and shall cause the Guarantors to, make their employees, consultants, premises, records and documentation available to the Agent with respect to their Year 2000 Compliance efforts.

     11.10 Security Interests. The Borrower shall, and shall cause each Guarantor to, ensure that, within thirty (30) days following the Closing Date, all additional documents and instruments required by the Agent are executed and delivered, and all filings and further actions reasonably required by the Agent, are taken to effect the granting and perfection of the security interests contemplated under the Loan Documents, except as otherwise provided herein. The Borrower shall and shall cause each Guarantor to ensure that, at such time as the Borrower or a Guarantor becomes the registered owner of the U.S. flag vessels CHIEF, Official No. 535748 and CHRISTINE DAISY, Official No. 510390, such vessels shall be mortgaged to the Agent pursuant to the Ship Mortgages.
The Borrower shall, and shall cause each Guarantor to ensure that the Mortgages are executed and filed in the appropriate jurisdictions and to the satisfaction of the Agent within ninety (90) days following the date hereof. The Agent shall reasonably cooperate with the Borrower and the Guarantors in effecting such execution, delivery and filing.

Section 12. Negative Covenants of Borrower. Until the payment in full of all amounts due under this Credit Agreement, the Notes and the Swing Note by the Borrower and the termination of the Commitments, the Borrower agrees that it will not, and will not allow any direct or indirect subsidiary to, without the prior written consent of the Lenders:

     12.1 Liens. Create, incur, assume or suffer to exist any lien (including any encumbrance or security interest) of any kind upon any of their assets, revenues or right to receive revenue whether now owned or hereafter acquired (including, without limitation, any real property and any property located in a jurisdiction other than the United States), nor enter into any agreement to restrict its ability to pledge or encumber any of its assets, except for the liens and other encumbrances set forth below and any agreement to restrict its ability to further pledge or encumber the assets subject to the liens and encumbrances set forth below (the "Permitted Liens"):

          (a) liens for Taxes or assessments or governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such are payable by the Borrower;

          (b) liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such sums are payable by the Borrower or the Guarantors;

          (c) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds in the ordinary course of business or easements, rights of way and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of the business of the Borrower or the Guarantors;

          (d) judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;

          (e) liens required by the terms of this Credit Agreement and liens permitted by the Mortgage and the Security Agreement; and

          (f) (i) deposits to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and (ii) liens arising in the ordinary course of business or incidental to the ownership of properties and assets and not incurred in connection with the borrowing of money (including liens in connection with worker's compensation, unemployment insurance and other like laws, carrier's, mechanic's, materialmen's, repairmen's, vendor's, warehousemen's and attorneys' liens and statutory landlords' liens);

          (g) survey exceptions, issues with regard to the merchantability of title, easements or reservations, mineral rights, or rights of others for rights-of-way, servitudes, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which could not reasonably be expected to have a material adverse effect;

          (h) liens permitted by the Majority Lenders in writing;

          (i) liens reflected on Schedule 12.1 attached hereto and certain capitalized leases of Friede Goldman Newfoundland Limited in an amount not to exceed USD 4,000,000, in each case in existence as of the date of this Credit Agreement, and any extensions, renewals and refinancings thereof provided that any such refinancing shall not increase the principal indebtedness secured thereby without the prior written consent of the Majority Lenders.

          (j) non-perfected liens in favor of Firemen's Fund Insurance Company or other bonding company(ies) rated A-VII or better by A.M. Best Company pursuant to a bonding company indemnity agreement(s) in customary form.

          (k) liens granted in the ordinary course of business on vessels, rigs or equipment under construction or materials used in the construction of such property in favor of the purchaser, owner or supplier of such vessels, rigs, equipment or materials (or the lenders to such purchasers, owners or suppliers);

          (l) liens in existence on the date of acquisition encumbering the assets or stock of any subsidiary acquired after the date of this Credit Agreement;
          (m) liens securing Indebtedness permitted by Section 12.5(h) below.

     12.2 Line of Business. Enter into any new line of business unrelated to their present activities after the date of this Credit Agreement.

     12.3 Consolidation, Merger, Etc. Consolidate with or merge with, or sell (whether in one transaction or in a series of transactions) all or substantially all of their assets to any Person.

     12.4 Modification of Agreements. Amend, modify or otherwise change any of the Loan Documents.

     12.5  Indebtedness.  Incur or assume any Indebtedness, except:

          (a) the Advances and the Letters of Credit;

          (b) accounts payable and accrued liabilities incurred in the ordinary course of business;

          (c) Indebtedness secured by Permitted Liens and any refinancing or replacement of such Indebtedness.

          (d) endorsements for collection, deposits or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

          (e) Indebtedness in respect of performance, surety or appeal bonds obtained in the ordinary course of Borrower's or any of its subsidiary's business;

          (f) Indebtedness existing on the Closing Date and listed and described on Schedule 12.5 hereto and Indebtedness issued to refinance or replace such Indebtedness;

          (g) Indebtedness in connection with an acquisition permitted by
Section 12.15 below.

          (h) other Indebtedness not otherwise permitted by this Section 12.5 in the principal amount outstanding of up to USD 15,000,000 in any year, and up to an aggregate of USD 25,000,000 from the date hereof through the Maturity Date.

     12.6  Reportable Event.  Cause or allow to occur a Reportable Event.

     12.7 Change of Legal Structure. Cause or allow to occur any material change in their present Certificate of Incorporation or By-Laws adversely affecting the Lenders or change their jurisdiction of incorporation.

     12.8 Change of Place of Business. Make any change in the address of their principal place of business or their chief executive office except upon thirty
(30) days' prior written notice to the Agent.

     12.9 Subsidiaries. Create or acquire any subsidiaries, unless (a) the Borrower notifies the Agent of the creation or the acquisition of such subsidiary and such subsidiary, at the Agent's request, guarantees the Borrower's obligations hereunder in form and substance satisfactory to the Lenders, or, (b) in the case of any direct foreign subsidiary, such subsidiary executes a promissory note in favor of the Borrower which shall be assigned to the Agent, or (c) in the case of an indirect foreign subsidiary, such subsidiary executes a promissory note in favor of a direct foreign subsidiary, each substantially in the form of the notes described in Section 8.1(t) hereof . Neither the Borrower nor any of its direct or indirect subsidiaries shall transfer or sell any shares of capital stock of any subsidiary, whether domestic or foreign, without the prior written consent of the Majority Lenders.

     12.10 Sale of Fixed Assets or Accounts. Sell, transfer or assign any fixed assets or any account receivable; provided, however, that the Borrower may sell, transfer or assign any assets in the ordinary course of business in an amount of up to USD 15,000,000 in any year and up to an aggregate of USD 40,000,000 from the date of this Credit Agreement through the Maturity Date.

     12.11  Leverage Ratio.  Permit the Leverage Ratio to be greater than (a)
2.75 to 1.0 from the date hereof through September 30, 2000 and (b) 2.25 to 1.0 at any time thereafter.

     12.12 Fixed Charge Coverage Ratio. Permit its Fixed Charge Coverage Ratio to be less than 1.5 to 1.0 on a rolling four quarter basis.

     12.13  Net Worth.  Permit its Net Worth to be less than the aggregate of
(a) ninety percent (90%) of Borrower's Net Worth as of the Closing Date less merger-related expenses not to exceed USD 10,000,000 which may be realized up to twelve months after the Closing Date, (b) seventy-five percent (75%) of positive net income for each fiscal quarter, on a cumulative basis commencing with the quarter beginning October 1, 1999, and (c) seventy-five percent (75%) of the net proceeds of future offerings by the Borrower of common stock or other equity of the Borrower.

     12.14 Compliance with Federal Reserve Board Regulations. No part of the proceeds of any Advance, and no Letter of Credit, will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower or the Guarantors in a violation of Regulation X of said Board or the Lenders in a violation of Regulation U of said Board. In particular, without limitation of the foregoing, neither the Borrower nor any Guarantor will use any part of the proceeds of any Advance to be made hereunder to acquire for itself or for any other person any publicly-held securities of any kind. The assets of the Borrower and the Guarantors do not and will not include any margin securities, and the Borrower and the Guarantors have no present intention of acquiring any margin securities. As used in this Section 12.14, the terms "margin security" and "purpose of purchasing or carrying" shall have the meanings assigned to them in the aforesaid Regulation U, and the term "publicly-held", in respect of securities, shall have the meaning assigned to it in Section 220.7(a) of Regulation T of said Board. If requested by any Lender, the Borrower will furnish to such Lender a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

     12.15 Loans and Investments. Advance funds to, or make investments in, (whether by way of loan, guarantee or other credit support, stock purchase or capital contribution) any Person other than in Cash Equivalents, except for:

          (a) In addition to the investments permitted in clauses (b) and (d) of this Section 12.15 and the fixed asset acquisitions permitted by clause (e) of this Section 12.15, (i) during the period from the date hereof through the earlier of (1) December 31, 2000 or (2) the Voluntary Step

Down Date, Acquisitions for which the total purchase price does not exceed $25,000,000 in capital stock of the Borrower; (ii) thereafter until March 31, 2001 Acquisitions for which the total purchase price does not exceed USD 50,000,000 of which no more than USD 25,000,000 may be in the form of cash or debt (whether assumed or newly incurred) in the aggregate in any calendar year; and (iii) thereafter Acquisitions for which the total purchase price does not exceed USD 100,000,000 of which no more than USD 25,000,000 may be in the form of cash or debt (whether assumed or newly incurred) in the aggregate in any calendar year; provided, that each such Acquisition shall only be of an entity in the same or similar line of business as the Borrower and which is domiciled in the U.S.; and provided further, that no Event of Default shall exist before or after giving effect to any such acquisition on a trailing twelve months pro forma basis;

          (b) investments in joint ventures or similar arrangements existing as of the effective date hereof as listed and described in Schedule 12.15 attached hereto and any future retained earnings in respect thereof;

          (c) guarantees, loans or advances to officers or employees of the Borrower or a subsidiary of the Borrower in the aggregate principal amount of up to USD 500,000 at any one time outstanding;

          (d) present and future investments in joint ventures or similar arrangements including guarantees of joint venture obligations up to USD 5,000,000 in respect of any one such investment and not to exceed USD 25,000,000 in respect of all such investments; and

          (e) capitalized fixed asset additions, not to exceed USD 25,000,000 per calendar year; provided that, notwithstanding anything herein to the contrary, neither the Borrower nor any of its U.S. subsidiaries shall make advances or loans to any one non-U.S. subsidiary in excess of USD 10,000,000, and to all non-U.S. subsidiaries which exceed, in the aggregate, USD 20,000,000.

     12.16 Contracts with Affiliates. Enter into any transaction with any director, officer, employee, shareholder or Affiliate of the Borrower or the Guarantors except on terms no less favorable to the Borrower than the Borrower could obtain in an arms length transaction with Persons not affiliated with the Borrower or the Guarantors.

     12.17 Dividends. Without the consent of the Majority Lenders, make any dividend payments (other than dividends payable in stock) or other distributions to its stockholders or redeem or otherwise acquire any of its stock; provided that, following the date which is the earlier of (a) December 31, 2000 and (b) the Voluntary Step Down Date, the Borrower may redeem or retire subordinated indebtedness, in an amount not to exceed, in the aggregate, USD 30,000,000.

     12.18 Fiscal Years. Change or allow to change, the fiscal year of the Borrower or any Guarantor from one ending on December 31.

Section 13.  Events of Default.

     13.1 Events. An "Event of Default" shall exist if any of the following events shall occur and be continuing:

          (a) The Borrower shall default in the payment or prepayment when due of any principal or interest on the Loan or any fees or other amount payable by them hereunder or under any other Loan Document and such default shall continue for three (3) Business Days after such amount is due; or

          (b) The Borrower or the Guarantors shall default in the payment when due of any principal of or interest on any of their other Indebtedness in an aggregate amount in excess of USD 2,000,000; or any event specified in any notes, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity; or

          (c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower or the Guarantors or any certificate furnished to the Agent or the Lenders pursuant to the provisions hereof or any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) The Borrower or the Guarantors shall fail to perform or observe any provision of the Loan Documents to which they are parties and such failure shall continue unremedied for a period of ten (10) Business Days after (i) the failure arises and (ii) the Borrower or the Guarantors have knowledge of such failure, or ten (10) Business Days after the Agent gives the Borrower notice of such failure; or

          (e) The Borrower or any Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) The Borrower or any direct or indirect subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any direct or indirect subsidiary in any court of competent jurisdiction, seeking

(i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or any direct or indirect subsidiary or of all or any substantial part of the assets of any of them, or (iii) similar relief in respect of the Borrower or any direct or indirect subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days; or an order for relief against the Borrower or any direct or indirect subsidiary shall be entered in an involuntary case under the U.S. Bankruptcy Code; or

          (h) A judgment for the payment of money in excess of USD 2,000,000 shall be rendered by a court against any of the Borrower or any Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty
(30) days from the date of entry thereof and the Borrower or any Guarantor, respectively, shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

          (i) The Guaranty or any other Loan Document shall cease to be in full force and effect;

          (j) a Change of Control shall have occurred; or

          (k) any security interest provided in the Loan Documents or the perfection thereof shall fail or otherwise have lapsed, written notice thereof has been provided by the Agent to the Borrower, and the Borrower fails to cooperate with the Agent or take all reasonable steps needed to effect the granting of such security interest and the perfection thereof within ten (10) days of such written notice.

THEN, or at any time thereafter, while any such event remains unremedied or uncured:

     The Agent may (and at the written request of the Majority Lenders shall) upon written notice to the Borrower, terminate the Commitment to make Advances or to issue Letters of Credit and/or declare the entire outstanding unpaid principal amount of the Notes and the Swing Note, all Breakage Costs and all interest accrued and unpaid thereon and all other amounts payable hereunder and thereunder to be forthwith due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and also demand that the Borrower cooperate with it in order to permit any outstanding Letters of Credit to be terminated, or if such termination cannot be accomplished, the Borrower shall deposit with each issuing Lender an amount equal to the aggregate amounts of any outstanding Letters of Credit (including the Dollar Equivalent of the face amounts of outstanding Offshore Currency Letters of Credit) which deposit shall be held by such Lender as security until all of the Letters of Credit are terminated or expire; provided that the Commitments shall automatically terminate upon the occurrence of any Event of Default under
Section 13(f) or (g) above. The Agent and the Lenders may immediately and without expiration of any additional period of grace, enforce payment of all obligations of the Borrower under this Credit Agreement, under the Notes and under the Swing Note. In addition, the Agent and the Lenders may exercise any or all of such remedies as may be available to it under applicable law or granted pursuant to the Loan Documents.

     Any declaration made pursuant to this Section 13.1 is subject to the condition that, if at any time after the aggregate outstanding principal of the Notes and the Swing Note shall have become due and payable, and before any foreclosure action has been taken by the Agent or any Lender under any of the Loan Documents to realize upon the security provided by such documents, and provided that all Breakage Costs and all arrears of interest upon the Notes and the Swing Note and all other obligations owed to the Lenders (except that aggregate principal of the Notes which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default shall have been made good waived or cured, then the Lenders may, by written notice to the Borrower, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

Section 14.  The Agent

     14.1  Appointment and Duties of Agent.   The parties hereto agree that
Wells Fargo Bank (Texas), National Association shall act, subject to the terms and conditions of this Section 14, as the Agent for the Lenders in connection with the Loan, and to the extent set forth herein each Lender hereby irrevocably appoints, authorizes, empowers and directs the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to the Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Credit Agreement, the Notes and the other Loan Documents. It is expressly understood and agreed that the obligations of the Agent under the Loan Documents are only those expressly set forth in this Credit Agreement. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such documents, on its face, appears to be what it purports to be. However, the Agent shall not be under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be. Banc One Capital Markets, Inc., in its capacity as Syndication Agent and Co-Arranger, shall have no rights or obligations hereunder or under any of the Loan Documents.

     14.2 Discretion and Liability of Agent. Subject to Sections 14.3 and 14.5 below, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by it hereunder or in connection herewith, except for its own gross negligence or wilful misconduct. The Agent shall incur no liability under, or in respect of this Credit Agreement or the other Loan Documents by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

     14.3  Event of Default.

          (a) The Agent shall be entitled to assume that no Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing, unless the Agent has actual knowledge of such facts or has received notice from a Lender in writing that such Lender considers that an Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.

          (b) In the event that the Agent shall acquire actual knowledge of any Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, the Agent shall promptly notify (either orally, confirmed in writing, or in writing) the Lenders of such Event of Default or event and may take such action and assert such rights as are contemplated under this Credit Agreement and in an emergency, or if requested in writing by the Majority Lenders shall, take such action and assert such rights as are contemplated under this Agreement; provided that the unanimous consent of the Lenders shall be required for the Agent to commence foreclosure proceedings in respect of any real property subject to the Mortgages. The Agent shall be indemnified pro rata by the Lenders against any liability or expenses, including, but not limited to, travel expenses and internal and external counsel fees and expenses, incurred in connection with taking such action. The Agent may refrain from acting in accordance with any instructions from the Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.

     14.4 Consultation. When acting in connection with this Credit Agreement, or the other Loan Documents, the Agent may engage and pay for the advice and services of any lawyers, accountants, surveyors, appraisers or other experts whose advice or services may to it appear necessary, expedient or desirable and the Agent shall be entitled to fully rely upon any opinion or such advice so obtained.

     14.5 Communications to and from Agent. When any notice, approval, consent, waiver or other communication or action is required or may be delivered by the Lenders hereunder or the other Loan Documents, action by the Agent shall be effective for all purposes hereunder; provided, that upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, unless action by the Agent alone, or only upon instruction of all of the Lenders, is expressly permitted or required hereunder, action shall be taken by the Agent for and on behalf of or for the benefit of all the Lenders as provided in Section 14.3 above. The Borrower and the Guarantors may rely on any communication from the Agent hereunder or the other Loan Documents, and need not inquire into the propriety of or authorization for such communication.

     14.6 Limitations of Agency. Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that the Agent will act under the Loan Documents as Agent solely for the Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other person. The Agent may generally engage in any business with the Borrower and the Guarantors or any of their affiliates as if it was not the Agent.

     14.7  No Representations or Warranty.

          (a) No Lender (including the Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by the Borrower, the Guarantors or any other Person in connection therewith.

          (b) The Agent takes no responsibility for the accuracy or completeness of any information concerning the Borrower and the Guarantors distributed by the Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Agreement or any of the other Loan Documents.

     14.8 Lender Credit Decision. Each Lender acknowledges that it has, independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based on the financial statements of the Borrower and the Guarantors and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents relating thereto.

     14.9 Indemnity. Notwithstanding any of the provisions hereof, to the extent the Agent has not been so indemnified by the Borrower, the Lenders shall severally indemnify the Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and internal and external counsel's reasonable fees and expenses, arising from, or in connection with, its performance as Agent hereunder and not caused by its gross negligence or willful misconduct.

     14.10 Resignation. The Agent may resign as such at any time upon at least thirty (30) days' prior notice to the Borrower and the Lenders, provided that such resignation shall not take effect until a successor agent has been appointed. In the event of a resignation by the Agent, the Lenders shall promptly appoint a successor agent from among the Lenders.

     14.11 Distribution. The Agent shall be responsible for promptly distributing each Lender's share of all net amounts received by the Agent under any of the Loan Documents pursuant to each Lender's percentage of commitment. Each Lender shall be responsible for designating by written notice to the Agent the account to which such distribution shall be deposited.

     14.12 Limitation of Suits. All rights of action and claims of the Lenders under this Credit Agreement, the Mortgage, the Pledge and the Security Agreement shall be prosecuted and enforced only by the Agent. The Lenders agree that they shall not independently institute any proceedings, judicial or otherwise, to enforce their rights against the Borrower under this Agreement, the Mortgage, the Pledge or the Security Agreement. However, notwithstanding anything contained in this Section 14.12, the Lenders shall always retain their ability to retain independent counsel and to protect their rights under this Credit Agreement and the other Loan Documents.

     14.13 Right of Setoff. Upon the occurrence and during the continuation of any Event of Default, the Lenders each are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held by the Lenders and all of the indebtedness arising in connection with this Credit Agreement irrespective of whether or not such Lender will have made any demand under this Credit Agreement, the Notes or any other Loan Document; provided that such
Lender shall share such deposits ratably among the other Lenders.   Should the
right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the Borrower pro rata in accordance with their respective portions of the Loan. Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent and the Lenders under this Section 14.13 are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have. Nothing contained herein shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower to such Lender.

Section 15.  Miscellaneous.

     15.1 Entire Agreement. This Credit Agreement with its Schedules and Exhibits embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     15.2 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the Lender may have, nor shall any such delay be construed to be a waiver of any of such rights, powers or remedies, or an acquiescence in any breach or default under this Credit Agreement or any document delivered pursuant hereto, nor shall any waiver of any breach or default of the Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which the Agent or the Lenders would otherwise have.

     15.3 Survival. All representations, warranties and agreements herein contained on the part of the Borrower shall survive the making of the Advances or the issuance of the Letters of Credit hereunder and all such representations, warranties, and agreements shall be effective as long as any amount arising pursuant to the terms of this Credit Agreement, the Notes or the Swing Note remains unpaid.

     15.4  Notices.

          (a) All notices, requests, consents, demands, and other communications provided for or permitted hereunder shall be effective three (3) days after being duly deposited in the mails, certified, return receipt requested, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax, addressed to the respective party at the address set forth below.

Borrower and Guarantors: Friede Goldman Halter, Inc.
                         13085 Seaway Road
                         Gulfport, Mississippi 39503
                         Attention: Chief Financial Officer
                         Telefax No.:  (228) 897-4866

Agent:                   Wells Fargo Bank (Texas), National Association, as
                          Agent
                         c/o Wells Fargo Bank
                         201 Third Street, 8th Floor
                         San Francisco, CA 94103
                         Attention: Athene Mims, Vice President and Manager
                         Telefax No.:  (415) 512-7059

or to such other addresses as the parties hereto may notify.

     15.5 Termination. This Credit Agreement shall terminate when all obligations of the Borrower incurred under the Loan Documents shall have been discharged in full and all of the Commitments have been terminated.

     15.6 Severability of Provisions. In case any one or more of the provisions contained in this Credit Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     15.7 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and permitted assigns; provided, however, that the Borrower may not transfer their rights to borrow under this Credit Agreement without the prior written consent of the Lenders.

     15.8  Assignment and Participation.

          (a) Subject to compliance with the provisions of this Section 15.8, the Lenders shall have the right to assign all or part of the obligations of the Borrower outstanding under this Credit Agreement or the Notes evidencing such obligations to Affiliates of the Lenders or to any foreign, federal or state banking institution, savings and loan association, finance company, investment bank or investment partnership. The Agent shall inform the Borrower in advance as to any proposed assignment by a Lender and the identity of the prospective assignee. Each such assignment shall be evidenced by execution and delivery of an Assignment and Acceptance substantially in the form of Exhibit G hereto, executed by the assigning Lender and the assignee, a copy which shall be delivered to the Agent.

          (b) Except in connection with the General Syndication: (i) any assigning Lender shall pay an assignment fee to the Agent of USD 3,500 per assignment, (ii) any assignment shall be in increments of USD 1,000,000 and shall be no less than USD 5,000,000 and (iii) no assignment shall be effective without the prior written consent of the Agent, which shall not be unreasonably withheld, conditioned or delayed.

          (c) The Lenders may sell participations (without the consent of the Borrower) to one or more parties, in or to all or a portion of their rights and obligations under this Credit Agreement, the Notes and the other Loan Documents; provided, that any participation by a Lender of all or any part of its Commitment shall be in an amount at least equal to USD 5,000,000 (other than the right of each Lender, on a one time basis, to sell a participation of less than USD 5,000,000) and with the understanding that all amounts payable by the Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the collateral subject to the Loan Documents (other than in accordance with the terms of this Agreement or the other Loan Documents). Neither the Borrower nor any Guarantor shall have any obligation or duty to any participant. Neither Administrative Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

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          (d) Notwithstanding anything herein contained to the contrary, no assignment or participation may be made prior to the earlier of (i) General Syndication and (ii) the 30th day following the resolution of the Ocean Rig Dispute, without the consent of the Majority Lenders.

          (e) The Borrower hereby agrees to assist with any assignment made pursuant to this Section 15.8 by executing and delivering any documents or instruments reasonably requested by the Lenders in connection with any such assignment, including but not limited to, amendments to this Credit Agreement, consents to assignments or new promissory Notes.

          (f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements or increased costs under
Section 6.6(b), an inability to fund LIBOR Advances under Section 6.6(a) or
Section 6.7, or withholding taxes in accordance with Section 6.9.

     15.9 Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Credit Agreement by signing any such counterpart.

     15.10 Jurisdiction. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO THIS CREDIT AGREEMENT AND THE NOTES MAY BE INSTITUTED IN THE COURTS OF THE STATE OF TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS. BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT THE LENDERS, THE AGENT AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF EACH SUCH COURT, AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (i) ANY OBJECTION THE BORROWER, THE AGENT OR THE LENDERS MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY OF SUCH COURTS, AND (ii) ANY CLAIMS THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY OF SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 15.10 SHALL LIMIT OR RESTRICT THE RIGHT OF THE AGENT OR THE LENDERS TO BRING SUIT AGAINST THE BORROWER OR THE GUARANTORS ANYWHERE IN THE WORLD TO ENFORCE THE SECURITY PROVIDED IN THE SECURITY AGREEMENT.

     15.11 Choice of Law. THIS CREDIT AGREEMENT AND THE NOTES ISSUED HEREUNDER AND ALL ISSUES ARISING IN CONNECTION WITH THIS CREDIT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, EXCEPT THAT WITH RESPECT TO THE PROVISIONS OF THIS CREDIT AGREEMENT AND THE NOTES WHICH PROVIDE FOR OR RELATE TO THE PAYMENT OF INTEREST, PROVISIONS OF APPLICABLE FEDERAL LAW WHICH PERMIT

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THE LENDERS TO CHARGE THE HIGHER OF THE RATE PERMITTED BY SUCH APPLICABLE LAW OR
BY THE LAWS OF THE STATE IN WHICH EACH LENDER IS LOCATED SHALL BE DEEMED GOVERNING AND CONTROLLING.

     15.12 Waiver of Jury Trial. THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT, RELATED TO, OR CONNECTED WITH THIS CREDIT AGREEMENT, ANY OF THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

     15.13 Amendment and Waiver. No amendment or waiver of any provision of this Credit Agreement, the Notes, or any other Loan Document, nor any consent to any departure by the Borrower or the Guarantors therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Majority Lenders, the Agent and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver, or consent shall, unless in writing and signed by all of the Lenders and the Borrower, do any of the following: (a) increase Commitments of the Lenders or subject the Lenders to any additional obligations; (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder; (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Credit Agreement; (e) change any provision contained in this Section 15.13; (f) release any of the collateral for the Obligations, including, without limitation, the Guaranty; or (g) change the percentages set forth in the definition of "Borrowing Base"; provided, however, that the Agent may release any collateral in order to give effect to, or otherwise in connection with, any asset sale, lease or other disposition, or secured financing or other financing transaction permitted hereby, in which case the Lenders authorize the Agent to execute and deliver any and all related release documents without the further consent of any Lender. Each Lender and holder of any Note shall be bound by any modification or amendment authorized by this Section 15.13 regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

     15.14 No Oral Agreements. THIS WRITTEN CREDIT AGREEMENT WITH ITS SCHEDULES AND EXHIBITS REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     15.15 Headings, Etc. The table of contents of this Credit Agreement and the headings of various sections and subsections herein are for convenience of reference only and shall not modify,

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define, expand or limit any of the terms or provisions hereof. References to sections or subsections without reference to the document in which they are contained are references to this Credit Agreement.

     15.16 Taxes. Any Taxes payable or ruled payable by any Government Agency in respect of this Credit Agreement, the Notes, the Swing Note or any other Loan Document, other than any Tax on or measured by the income of the Lenders, shall be paid by the Borrower, together with any interest and penalties.

     15.17 Controlling Agreement. In the event of a conflict between the provisions of this Credit Agreement and those of any other Loan Document, the provisions of this Credit Agreement shall control.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the day and year first above written.

                              FRIEDE GOLDMAN HALTER, INC.


                              By:  /s/  EMILE J. DUMESNIL
                              Name:  Emile J. Dumesnil
                              Title:  Senior Vice President and Treasurer


                              LENDERS:

                              WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION


                              By:  /s/  JOSEPH P. MAXWELL
                              Name:  Joseph P. Maxwell
                              Title:  Vice President

                              ROYAL BANK OF CANADA


                              By:  /s/  J.D. FROST
                              Name:  J.D. Frost
                              Title:  Senior Manager

                              HIBERNIA NATIONAL BANK


                              By:  /s/ BRUCE ROSS
                              Name:  Bruce Ross
                              Title:  Senior Vice President

                              BANK ONE, N.A.


                              By:  /s/  MICHAEL A. HOSKINS
                              Name:  Michael A. Hoskins
                              Title:  Authorized Officer

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                              ADMINISTRATIVE AGENT AND CO-ARRANGER:

                              WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION


                              By:  /s/  JOSEPH P. MAXWELL
                              Name:  Joseph P. Maxwell
                              Title:  Vice President

                              SYNDICATION AGENT AND CO-ARRANGER:

                              BANC ONE CAPITAL MARKETS, INC.


                              By:  /s/  MICHAEL A. HOSKINS
                              Name:  Michael A. Hoskins
                              Title:  Authorized Officer


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